Exhibit 10.10

Execution Version

OFFICE LEASE

by and between

EOS DEVELOPMENT 1 LLC,

a Delaware limited liability company

as LANDLORD

and

GREATBATCH LTD.,
a New York corporation

as TENANT

EOS AT INTERLOCKEN

105 EDGEVIEW DRIVE

BROOMFIELD, COLORADO

SUITE 310

December 2, 2015

1.	LEASED PREMISES	1

2.	TERM	2

3.	RENT	2

4.	SECURITY DEPOSIT	2

5.	USE	3

6.	OPERATING EXPENSES	5

7.	UTILITIES AND SERVICES	11

8.	MAINTENANCE AND REPAIRS	12

9.	ALTERATIONS AND ADDITIONS	13

10.	INSURANCE	17

11.	INDEMNITY	18

12.	DAMAGE, DESTRUCTION AND BUSINESS INTERRUPTION	19

13.	TENANT'S TAXES	20

14.	COMMON AREAS; FITNESS CENTER	21

15.	ASSIGNMENT AND SUBLETTING	22

16.	TENANT'S DEFAULT	25

17.	LANDLORD'S DEFAULT	27

18.	CONDEMNATION	28

19.	SUBORDINATION; ESTOPPEL CERTIFICATES	28

20.	QUIET ENJOYMENT	29

21.	FORCE MAJEURE	29

22.	GENERAL PROVISIONS	30

23.	RIDER 1	RIDER 1 – PAGE 1

24.	TENANT ALLOWANCE; THE TENANT WORK	RIDER 1 – PAGE 1

25.	ABATED RENT PERIOD; CONTROLLABLE EXPENSES	RIDER 1 – PAGE 2

27.	PERMITTED TRANSFER	RIDER 1 – PAGE 4

28.	DIRECTORY BOARD AND SUITE-ENTRY SIGNAGE	RIDER 1 – PAGE 4

29.	OPTION TO RENEW	RIDER 1 – PAGE 6

30.	RIGHT OF FIRST REFUSAL	RIDER 1 – PAGE 7

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EXHIBITS, SCHEDULES AND OTHER ATTACHMENTS
EXHIBIT “A”	LEGAL DESCRIPTION
EXHIBIT “B”	FLOOR PLAN OF LEASED PREMISES
EXHIBIT “C”	COMMENCEMENT DATE MEMORANDUM
EXHIBIT “D”	RULES AND REGULATIONS
EXHIBIT “E”	ENVIRONMENTAL MANAGEMENT PLAN
EXHIBIT “F”	TENANT CONSTRUCTION AGREEMENT
EXHIBIT “G”	GUARANTY OF LEASE
RIDER 1	ADDITIONAL PROVISIONS

- iii -

EOS AT INTERLOCKEN

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (the “Summary”) is hereby incorporated by reference into and made a part of the attached Office Lease. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any initially capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE (References are to the Office Lease)		DESCRIPTION
1.	Effective Date:	November 25, 2015

2.	Landlord:	EOS DEVELOPMENT 1 LLC, a Delaware limited liability company

3.	Address of Landlord:

c/o Hines Interests Limited Partnership

1515 Wynkoop, Suite 800

Denver, Colorado 80202

Attention: Jay W. Despard

Telephone: 720.932.0522

Facsimile: 720.932.1565

with copies to:

c/o Hines Interests Limited Partnership

2800 Post Oak Blvd.

Houston, Texas 77056

Attention: Jeffrey C. Hines

Facsimile: 713.966.2020

c/o Hines Interests Limited Partnership

1515 Wynkoop Street, Suite 390

Denver, Colorado 80202

Attention: Liz Taylor

Telephone: 303.573.8800

Facsimile: 303.573.8808

4.	Tenant:	GREATBATCH LTD., a New York Corporation

5.	Address of Tenant:	Greatbatch LTD. 105 Edgeview Drive, Suite 310 Broomfield, Colorado 80021 Attention: Office Manager

6.	Leased Premises (Article 1):

	6.1Leased Premises:	Approximately 13,219 square feet of Rentable Area located on the third (3rd) floor of the Building (as defined below), as set forth in Exhibit “B” attached hereto, known as Suite 310.

	6.2“Building”:	The Leased Premises are located in the Building whose address is 105 Edgeview Drive, Broomfield, Colorado 80021.

SUMMARY – PAGE 1

7.	Term (Article 2)

	7.1Lease Term:	Seventy-eight (78) months

	7.2Commencement Date:

The date that is the earlier of (i) the date Tenant first takes possession of all or any portion of the Premises for purposes of operating its business, (ii) the date that the Tenant Work is substantially complete (as determined in accordance with the Tenant Construction Agreement attached hereto as Exhibit “F” (the “Tenant Construction Agreement”)), or (iii) April 1, 2016.

	7.3Expiration Date:	The last day of the seventy-eighth month of the Lease Term.

8.	**Base Rent (Article 3):

Period of the Lease Term		Annual Base Rental Rate per Square Foot of Rentable Area of the Leased Premises	Monthly Installment of Base Rent	Annual Base Rent

1 – 6		$0.00	$0.00	$0.00

7 – 12		$19.00	$20,930.08	$251,160.96

13 – 24		$19.50	$21,480.88	$257,770.56

25 – 36		$20.00	$22,031.67	$264,380.04

37 – 48		$20.50	$22,582.46	$270,989.52

49 – 60		$21.00	$23,133.25	$277,599.00

61 – 72		$21.50	$23,684.04	$284,208.48

73 – 78		$22.00	$24,234.83	$290,817.96

9.	Security Deposit (Article 4):	$24,234.83

10.	Brokers (Section 22.15):	Newmark Grubb Knight Frank, representing Landlord, Jones Lang LaSalle, representing Tenant.

11.	Number of Parking Passes (Section 22.16):

Three and one-half (3.5) unreserved parking passes for each 1,000 square feet of Rentable Area of the Leased Premises; provided, however, that in the event Landlord, in its sole discretion, elects to convert a majority of the unreserved parking spaces to reserved parking spaces, Tenant shall have the right, but not the obligation, to use up to five (5) reserved parking spaces (the “Reserved Parking Spaces”) at the Prevailing Parking Rate (as defined below).

12.	Option to Extend (Rider 1):	Tenant has one (1) option to extend the Lease Term for a period of five (5) years.

13.	Right of First Refusal (Rider 1):	Tenant has a right of first refusal to lease additional space on the third (3rd) floor of the Building, subject to and in accordance with the terms and conditions of Rider 1.

SUMMARY – PAGE 2

OFFICE LEASE

THIS OFFICE LEASE (this “Lease”), made and entered as of November 25, 2015 (the “Effective Date”), by and between EOS DEVELOPMENT 1 LLC, a Delaware limited liability company (“Landlord”), and GREATBATCH LTD., a New York corporation (“Tenant”).

W I T N E S S E T H:

For and in consideration of the rental and of the covenants and agreements hereinafter set forth to be kept and performed by Tenant, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the leased premises herein described for the term, at the rental and subject to and upon all of the terms, covenants and agreements hereinafter set forth.

1.     Leased Premises.

1.1     Grant of Leased Premises; The Building; and The Project. Landlord hereby leases to Tenant, and Tenant leases from Landlord, those certain premises set forth in Section 6.1 of the Summary (the “Leased Premises”), which Leased Premises are located in the Building described in Section 6.2 of the Summary. The Building is part of an office project currently known as “Eos at Interlocken”. The term “Project” as used in this Lease, shall mean (i) the Building, (ii) the Parking Facility (as defined in Section 22.16 below), (iii) any outside plaza areas, land and other improvements surrounding the Building, (iv) the Common Areas, as defined below in Section 14.1, (v) at Landlord’s discretion, any additional real property, areas, buildings or other improvements added thereto pursuant to the terms of Section 1.4 of this Lease and (vi) the land upon which any of the foregoing are situated (the “Real Property”). The legal description of the land comprising the Real Property is set forth in the attached Exhibit “A”. A floor plan showing the size and location of the Leased Premises within the Building is set forth in the attached Exhibit “B”. Tenant’s use and occupancy of the Leased Premises shall include the use, in common with others, of the Common Areas, but excepting therefrom and reserving unto Landlord the exterior faces of all exterior walls, the roof and the right to install, use and maintain where necessary in the Leased Premises all pipes, ductwork, conduits and utility lines through hung ceiling space, partitions, beneath the floor or through other parts of the Leased Premises; provided, however, such installation, use and maintenance shall not unreasonably interfere with the use and occupancy of the Leased Premises by Tenant or diminish Tenant’s access to the Leased Premises. Landlord reserves the right to affect such other tenancies in the Project as Landlord may elect in its sole business judgment.

1.2     Rentable Area. Landlord and Tenant hereby confirm and stipulate that the number of square feet of “Rentable Area” contained in the Leased Premises initially leased by Tenant pursuant to this Lease (i) is as set forth in Section 6.1 of the Summary, (ii) has been calculated in accordance with Landlord’s standard rentable area measurement standards used for the Building, and (iii) except as set forth in this Section 1.2 and Section 6.1 below, is not subject to remeasurement, adjustment or modification. Notwithstanding the foregoing, Landlord shall, at the time and in the manner set forth in the Tenant Construction Agreement, cause the Leased Premises and/or the Building to be measured according to the 2010 Building Owners and Managers Association Office Building Standard, Method A (the “BOMA Standard”). If the Rentable Area of the Leased Premises differs from the area set forth in the Summary, Base Rent and other amounts that vary by the size of the Leased Premises (including, without limitation, Tenant’s Share and the Tenant Allowance (as defined in Rider 1)) shall be appropriately and equitably adjusted. If Landlord and Tenant are unable to agree upon the Rentable Area of the Leased Premises or the Rentable Area of the Building, the determination of Landlord’s architect or measurement specialist shall be binding.

1.3     Condition of Premises, Building and Real Property. Except for Landlord’s obligation to fund the Tenant Allowance in accordance with Rider 1 attached hereto, and Landlord’s repair obligations in Sections 8.2 and 12.1 below, (i) Tenant shall lease the Leased Premises and accept the Leased Premises, Building and Real Property in their current “AS IS” condition, latent defects excepted, without any obligation on Landlord’s part to construct or pay for any improvements, alterations or refurbishment work in the Leased Premises, the Building and the Real Property and (ii) Tenant shall be solely responsible at its sole cost and expense for constructing any and all tenant improvements, alterations and refurbishment work for the Leased Premises pursuant to and in accordance with the provisions of Article 9 below. Notwithstanding the foregoing, Landlord shall have no obligation to cure latent defects (1) unless Tenant notifies Landlord, in writing, of such defects within 365 days after the Effective Date, or (2) if such defects were caused or exacerbated by Tenant or its Responsible Parties (as defined below).

1.4     Landlord’s Use and Operation of the Building, Project and Common Areas. Landlord reserves the right from time to time without notice to Tenant: (i) to close temporarily any of the Common Areas; (ii) to make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of street entrances, driveways, ramps, entrances, exits, passages, stairways and other ingress and egress, direction of traffic, landscaped areas, loading and unloading areas, and walkways; (iii) to expand the Building; (iv) to add additional buildings and improvements to the Common Areas and the Project; (v) to remove land from the Common Areas; (vi) to designate land outside the Project to be part of the Project, and, in connection with the improvement of such land, to add additional buildings and common areas to the Project; (vii) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project or to any adjacent land, or any portion thereof; and (viii) to do and perform such other acts and make such other changes in, to or with respect to the Project, the Common Areas and the Building or the expansion thereof as Landlord may, in the exercise of sound business judgment, deem to be appropriate. Notwithstanding anything contained herein to the contrary, Landlord’s unilateral addition of property to the Real Property and/or Common Areas (such property referred to herein as “Added Property”) will not increase the cost of Tenant’s share of Additional Rent by the inclusion of costs and expenses associated with the Added Property or otherwise.

2.     Term. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.l of the Summary and shall commence on the date (the “Commencement Date”) set forth in Section 7.2 of the Summary, and shall terminate on the date (the “Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided or extended pursuant to the terms of Rider 1 attached to this Lease. Landlord and Tenant hereby agree to execute a “Commencement Date Memorandum” in the form attached hereto as Exhibit “C” to confirm, among other things, the Commencement Date, the Expiration Date and the square footage of Rentable Area. Failure to execute the Commencement Date Memorandum shall not affect the commencement or expiration of the Lease Term.

3.     Rent.

3.1     Base Rent. Tenant agrees to pay Landlord, promptly when due, without notice or demand and without deduction or set-off of any amount for any reason whatsoever, as “Base Rent” for the Leased Premises, the annual amount set forth in Section 8 of the Summary, which shall be payable in the monthly installment amounts set forth in Section 8 of the Summary. Said monthly installments of Base Rent shall be payable in advance on the first (1st) day of each calendar month during the Lease Term, except that the Base Rent and Tenant’s Share of Computed Operating Expenses for the first (1st) full calendar month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease.

3.2     Additional Rent. In addition to paying the Base Rent specified in Section 3.1 hereof, Tenant shall pay the amounts described in Section 6.1 and 6.2, including both Tenant’s Share of Computed Operating Expenses and Management Fee Contribution (together, the “Additional Rent”), as adjustments to such Base Rent.

3.3     Adjustment of Rent on Commencement or Expiration. In the event the Lease Term commences or expires on a day other than the first (1st) day of a calendar month, Tenant shall pay to Landlord on the first (1st) day of the Lease Term, or on the first (1st) day of the month in which the Lease Term expires, a sum determined by multiplying one-thirtieth (1/30) of the monthly installment of Base Rent by the number of days in the first (1st) or last calendar month of the Lease Term.

3.4     Place of Payment; Landlord’s Rent Address. Base Rent, Tenant’s Share of Computed Operating Expenses and Management Fee Contribution, Additional Rent and all other sums or charges required by this Lease to be paid by Tenant to Landlord, all of which are herein sometimes collectively referred to as “Rent,” shall be paid to Landlord at Landlord’s Rent Address (as defined below) or to such other persons, or at such other places designated by Landlord. “Landlord’s Rent Address” means 1515 Wynkoop Street, Suite 800, Denver, Colorado 80202, or such other place as Landlord may, from time to time, designate in writing.

4.     Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 9 of the Summary to be held by Landlord as security for the faithful performance of every provision of this Lease to be performed by Tenant. If Tenant defaults with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of Rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to suffer by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s failure to cure event of default within any cure period provided under the lease. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be deemed a material breach of this Lease. Except as required by applicable law, Landlord shall not be required to keep the Security Deposit separate from its general funds and Tenant shall not be entitled to interest on the Security Deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant (or Tenant’s assignee) at the expiration of the Lease Term and after Tenant has vacated the Leased Premises; provided, however, in no event shall Landlord be under any obligation to return the Security Deposit earlier than sixty (60) days after the expiration of the Lease Term.

5.     Use.

5.1     Permitted Use.

(a)     Permitted Use. Tenant shall use the Leased Premises solely for (i) general office use and (ii) subject to Section 5.1(b) below, Ancillary Uses, all of which shall be consistent with the character of the Project as a first-class office building project (collectively, the “Permitted Use”).

(b)     Ancillary Uses. Notwithstanding anything in this Lease to the contrary, the following ancillary uses (collectively, “Ancillary Uses”) are permitted in the Leased Premises: technical lab space, electronic manufacturing and assembly, software development for medical devices, product support and/or training facilities (i) that directly and exclusively support Tenant’s business and (ii) that are not inconsistent with the character and type of tenancy found in Comparable Buildings. “Comparable Buildings” means commercial buildings located in the greater Denver, Colorado metropolitan area that are comparable to the Building in quantity, size, type and quality.

(c)     Ancillary Use Interference. If (i) any Ancillary Use creates any vibration, electromagnetic, radio frequency, or other emission (collectively, “Ancillary Use Interference”) that, in the reasonable opinion of Landlord, materially and adversely affects the Building’s structure or any building system or otherwise materially interferes with any other occupant of the Project, and (ii) Tenant does not correct the Ancillary Use Interference within two (2) business days after receipt of telephonic or written notice from Landlord, Landlord may by written notice to Tenant require that Tenant shut down or disconnect the Ancillary Use causing such Ancillary Use Interference until the Ancillary Use Interference is remedied. Further, in the event that Landlord suspects that Tenant’s equipment is causing any Ancillary Use Interference, Tenant shall be required to provide any data and other information reasonably requested by Landlord in connection with such interference to Landlord within two (2) business days of Landlord’s request. Upon Landlord’s notice, Tenant will immediately shut down and discontinue the Ancillary Use causing such Ancillary Use Interference and not resume such Ancillary Use (except for intermittent testing on a schedule approved by Landlord) until the Ancillary Use Interference is corrected to the reasonable satisfaction of Landlord.

(d)     In General. Tenant shall not permit the Leased Premises to be used for any other purpose. Tenant acknowledges and agrees that (i) Landlord has not made any representations or warranties (A) regarding the applicable zoning or other laws governing the Real Property, (B) that the Permitted Use described hereinabove is permitted in the Building or at the Real Property under any applicable zoning or other laws now or hereafter existing, or (C) that the Leased Premises, Building or Real Property are in such condition or contain such improvements, systems or equipment (including, without limitation, the sprinklers and fire/life safety systems and equipment of the Building) as are adequate or necessary for the Permitted Use or the operation of Tenant’s business in the Leased Premises, and (ii) Tenant is leasing the Leased Premises based solely upon its own independent inspection and investigation of the Leased Premises, Building and Real Property and such applicable zoning and other laws, including without limitation, the quality, nature, and condition of the Leased Premises, Building and Real Property and any aspect or portion thereof for Tenant’s Permitted Use, including, without limitation, the improvements, sprinklers and fire/life safety systems, and other systems and equipment of the Building.

5.2     Compliance with Laws. Tenant shall, at its sole cost and expense, promptly comply with all applicable Laws (as defined below) in effect during the Lease Term or any part of the Lease Term hereof, regulating Tenant’s particular use or occupancy of the Leased Premises or imposing any duty on Landlord or Tenant with regard thereto or with regard to alteration thereof, including the requirements of federal, state, county and municipal authorities now in force or which may hereinafter be in force. Tenant shall not use or permit the use of the Leased Premises in any manner which may tend to create waste or a nuisance; nor which may tend to obstruct or interfere with the rights of other tenants of the Project or, injure or annoy them. As used herein, “Law” or “Laws” shall mean all laws, ordinances, rules, regulations, other requirements, orders, rulings or decisions adopted or made by any governmental body, agency, department or judicial authority having jurisdiction over the Project, the Leased Premises or Tenant’s activities at the Leased Premises and any covenants, conditions or restrictions of record which affect the Project.

5.3     Insurance Cancellation. Tenant shall not do or permit anything to be done on or about the Leased Premises which may in any way increase the existing rate of any insurance policy covering the Building or the Project or any of its contents or cause cancellation of any such insurance policy.

5.4     Landlord’s Rules and Regulations. Tenant shall observe and comply with the Rules and Regulations which are in effect on the date hereof, as set forth in the attached Exhibit “D”, and such reasonable amendments and additions thereto as Landlord may from time to time promulgate with notice to Tenant and enforce on a non-discriminatory basis. Landlord shall not be responsible to Tenant for the non-performance of said rules and regulations by any other tenants of the Project.

5.5     Compliance with Environmental Laws.

(a)     Tenant shall comply with all Environmental Laws (as defined below) pertaining to Tenant’s occupancy and use of the Leased Premises and concerning the proper storage, handling and disposal of any Hazardous Material introduced to the Leased Premises, the Building or the Project by Tenant or other occupants of the Leased Premises, or any of their respective employees, servants, agents, contractors, customers or invitees (collectively, “Responsible Parties”). As used herein, “Environmental Laws” shall mean all Laws governing the use, storage, disposal or generation of any Hazardous Material, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended, and “Hazardous Material” shall mean such substances, material and wastes which are or become regulated under any Environmental Law; or which are classified as hazardous or toxic under any Environmental Law; and explosives and firearms, radioactive material, asbestos, and polychlorinated biphenyls. Tenant shall not generate, store, handle or dispose of any Hazardous Material in, on, or about the Project without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, except that such consent shall not be required to the extent of Hazardous Material packaged and contained in office products for consumer use in general business offices in quantities for ordinary day-to-day use provided such use does not give rise to, or pose a risk of, exposure to or release of Hazardous Material. In the event that Tenant is notified of any investigation or violation of any Environmental Law arising from Tenant’s activities at the Leased Premises, Tenant shall immediately deliver to Landlord a copy of such notice. In such event or in the event Landlord reasonably believes that a violation of Environmental Law exists, Landlord may conduct such tests and studies relating to compliance by Tenant with Environmental Laws or the alleged presence of Hazardous Material upon the Leased Premises as Landlord deems desirable, all of which shall be completed at Tenant’s expense. Landlord’s inspection and testing rights are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed any responsibility to Tenant or any other party for compliance with Environmental Laws, as a result of the exercise, or non-exercise of such rights. Tenant hereby indemnifies, and agrees to defend, protect and hold harmless, Landlord, the Building’s property manager, the Lienholder (as defined below) and each of their respective officers, directors, members, managers, partners, affiliates, employees, agents and representatives (together with Landlord, collectively, the “Indemnitees”) from any and all loss, claim, demand, action, expense, liability and cost (including attorneys’ fees and expenses) arising out of or in any way related to the presence of any Hazardous Material introduced to the Leased Premises or the Project during the Lease Term (or any extension thereof) by Tenant or its Responsible Parties. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen by Landlord, in Landlord’s sole discretion. Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. If any Hazardous Material is released, discharged or disposed of on or about the Project and such release, discharge or disposal is not caused by Tenant or its Responsible Parties, such release, discharge or disposal shall be deemed casualty damage under Article 12 to the extent that the Leased Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under such Article 12.

(b)     To the extent required by any governmental agency pursuant to Environmental Laws (each, a “Compliance Obligation”), Landlord shall, at Landlord’s expense (which shall not be included in Operating Expenses), remediate any Hazardous Materials located in, on or under the Project only to the extent such Hazardous Materials, (i) were in existence as of the Effective Date or were caused or exacerbated by Landlord following the Effective Date, (ii) were not caused or exacerbated by Tenant or Tenant’s Responsible Parties and (iii) are in violation of Environmental Laws. Landlord’s obligation to conduct remediation shall be to the extent required by Environmental Laws or voluntary cleanup requirements to obtain a No Further Action or appropriate closure.

5.6     ADA Compliance. Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively, the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Leased Premises, the Building and/or the Project depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance in the Common Areas, except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Leased Premises, including any leasehold improvements or other work to be performed in the Leased Premises under or in connection with this Lease, (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by Tenant alterations in the Leased Premises, and (d) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the Common Areas necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Leased Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

5.7     Compliance with the LEED EB Certification and the Environmental Management Plan.

(a)     The LEEDE EB Certification. Landlord may, but shall have no obligation to, operate the Building in a manner to obtain a LEED for Existing Buildings Operations & Maintenance certification from The Leadership in Energy and Environmental Design (LEED) Green Building Rating System™ (the “LEED EB Certification”). Landlord makes no representations or warranties with respect to the LEED EB Certification, and Landlord shall have no liability under this Lease if the LEED EB Certification is not obtained, or, if Landlord obtains the LEED EB Certification, such LEED EB Certification is subsequently modified, revoked or not renewed.

(b)     The Environmental Management Plan. Tenant agrees for itself and for its Responsible Parties to comply with the environmental management plan set forth on Exhibit “E” attached hereto and with all modifications and additions thereto that Landlord may make from time to time in Landlord’s sole and absolute discretion (collectively, the “Environmental Management Plan”). Nothing in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Environmental Management Plan or the terms, covenants or conditions of any other lease as against any other tenant of the Project, and Landlord shall not be liable to Tenant for violation of the same by any other tenant of the Project; provided, however, that Landlord shall use reasonable efforts to enforce the Environmental Management Plan in a uniform and non-discriminatory manner.

(c)     General Compliance. Tenant shall, at Tenant’s sole cost and expense, in an amount not to exceed $5,000 each lease year of the Lease Term, (i) comply with such reasonable policies, programs and measures as may be reasonably necessary or required in order to obtain or maintain the LEED EB Certification and (ii) reasonably cooperate with Landlord and comply with any and all guidelines or controls concerning energy management imposed upon Landlord by federal or state governmental organizations or by any energy conservation association to which Landlord is a party or which is applicable to the Building.

6.     Operating Expenses.

6.1     Tenant’s Obligation. For each Calendar Year during the Term, prior to January 1 of each such Calendar Year (or prior to the commencement of the Term as to the year in which the Commencement Date occurs), Landlord shall provide Tenant in writing with the projected Tenant’s Share of Computed Operating Expenses and Management Fee Contribution with respect to such Calendar Year, and thereafter Tenant shall pay Additional Rent for such year which shall include an appropriate amount on account of such projected Tenant’s Share of Computed Operating Expenses and Management Fee Contribution. Landlord shall, within a period of one hundred fifty (150) days (or as soon thereafter as possible) after the close of each such Calendar Year, provide Tenant a statement of the Operating Expenses for such year and a calculation based thereon of Tenant’s Share of Computed Operating Expenses and Management Fee Contribution for such year (“Operating Expense Statement”). If Tenant’s Share of Computed Operating Expenses and Management Fee Contribution for such year is greater than the projected amount theretofore paid by Tenant for such year, Tenant shall pay to Landlord within thirty (30) days after Tenant’s receipt of the Operating Expense Statement the amount of such excess. However, if Tenant’s Share of Computed Operating Expenses and Management Fee Contribution for such year is less than the projected amount theretofore paid by Tenant for such year, Landlord shall pay to Tenant within thirty (30) days after Tenant’s receipt of the Operating Expense Statement the amount of such overpayment.

6.2     Definitions.

(a)     “Calendar Year” shall mean any twelve-month period, January through December, which contains any part of the Term of this Lease.

(b)     “Computed Operating Expenses” shall mean, with respect to each Calendar Year during the Term, the actual Operating Expenses for said Calendar Year computed on the accrual basis and in accordance with the terms of this Lease.

(c)     “Management Fee Contribution” shall mean the sum of (i) three percent (3%) of the Base Rent (as the same may be adjusted from time to time as set forth above), plus (ii) three percent (3%) of Tenant’s Share of Computed Operating Expenses

(d)     “Operating Expenses” shall mean all expenses, costs and disbursements which Landlord shall pay or incur or become obligated to pay or incur because of or in connection with the ownership, operation or maintenance of the Project (which term for purposes hereof means and includes the Building, the Parking Facility, outside plaza areas, land and other improvements) which are directly attributable or reasonably allocable to the Building in accordance with sound accounting principles, consistently applied,, including but not limited to, the following:

(i)     Wages, salaries and other compensation of all employees, on site and offsite, engaged in the operation, maintenance, repair or access control of the Project, including personnel for security or who may provide traffic control relating to ingress and egress to and from the parking facilities serving the Project to the adjacent public streets. All taxes, insurance, benefits, travel expenses, continuing educational expenses, and trade association dues and expenses relating to employees providing these services shall be included; but if the employee does not work full time with respect to the Project, all of such expenses related to the employee shall be equitably pro-rated based upon the proportionate amount of time expended by the employee with respect to the Project;

(ii)     “Tax Expenses,” which, for purposes hereof, shall mean the Office Portion (defined below) of all real estate and personal property taxes and assessments (general, special or otherwise) and license or other fees, levied or assessed by any federal, state, city and county or local government or by any other taxing district or authority upon or with respect to the Project, the maintenance equipment and vehicles, elevators, building machinery and other personal property owned or leased by Landlord and used for the operation of the Project. Should any governmental authority having jurisdiction over the Project impose an income or franchise tax or a tax on rents in substitution, in whole or in part, for such real estate or personal property taxes or license or other fees or in lieu of any increase in such taxes or fees, such income, franchise or rent tax shall be deemed to constitute Taxes hereunder. All references to Taxes for a particular year shall be deemed to refer to Taxes levied, assessed or otherwise imposed in such year without regard to when such Taxes are payable. Taxes shall also include all special taxes and special assessments, all of which or installments of which are required to be paid, or which Landlord elects to pay, during any Calendar Year (including, without limitation, the Interlocken Consolidated Metropolitan District);

(iii)     The Office Portion of all insurance costs relating to the Project, including, but not limited to, the cost of casualty, rental abatement and liability insurance applicable to the Project and Landlord’s personal property used in connection therewith;

(iv)     All costs and expenses of repairing, operating and maintaining the heating, ventilating and air conditioning system for the Project, including the cost of all utilities required in the operation thereof, except those paid directly by tenants of the Project and including the cost of replacements of equipment used in connection with such repair and maintenance work and all costs and expenses incurred in making alterations or additions to the heating, ventilating and air conditioning system in order to comply with governmental rules, regulations and statutes;

(v)     Amortization (together with reasonable financing charges) in accordance with generally accepted accounting principles (“GAAP”), of the costs of capital investment items that are installed primarily for the purpose of reducing Operating Expenses, promoting safety, complying with governmental requirements, or maintaining the quality of the Project;

(vi)     All costs and expenses of all service and maintenance agreements for the Project and the equipment therein, including but not limited to, the cost of janitorial services, window washing, elevator maintenance, landscaping, maintenance and repair and access control;

(vii)     Cost of all utilities for the Project, including but not limited to, the cost of water, power, heating, lighting, air conditioning and ventilating (excluding those costs bill to specific tenants) and the Chargepoint network service fee;

(viii)     All costs incurred in the operations, management, and maintenance of the Parking Facility, to include the Parking Facility’s share of property taxes whether separately assessed or through an allocation of the taxes assessed on the Project;

(ix)     All internal control audit and operating expense audit costs for the Project, and an equitable allocation of the costs of the off-site project accounting, senior property management, payroll and risk management departments of Landlord and/or the property manager, including personnel costs, office rent and other associated costs incurred in connection with such departments, which allocation shall be based on the amount of time spent by personnel in such departments in connection with the operation and management of the Project;

(x)     Office rent and other costs of a management office within the Project.

(xi)     Costs of operating a security/reception desk and/or other amenities or services for the general benefit of tenants of the Building that may be provided in the future, such as a fitness center; provided, however, that Landlord does not additionally charge tenants in the Project a fee for the use of such amenities;

(xii)     All costs and expenses incurred by Landlord in operating, managing, repairing and maintaining the Project, including all sums expended in connection with general maintenance and repairs, resurfacing, painting, restriping, cleaning, replacing wall coverings, floor coverings, ceiling tiles, window coverings and fixtures sweeping and janitorial services, window washing, maintenance and repair of elevators, stairways, sidewalks, curbs and Project signage and directories, solar panels, planting and landscaping, lighting and other utilities, maintenance and repair of any fire protection systems, automatic sprinkler systems, lighting systems, emergency back-up utility systems, storm drainage systems and any other utility systems, personnel to implement such services and to police the Common Areas, rental and/or depreciation of machinery and equipment used in such maintenance and services, police and fire protection services, trash removal services, all costs and expenses pertaining to snow and ice removal, security systems, utilities, premiums and other costs for workers’ compensation insurance, wages, withholding taxes, social security taxes, personal property taxes, fees for required licenses and permits, supplies, and charges for management of the Project and to repair and replace the roof. Costs and expenses incurred by Landlord in operating, managing, repairing and maintaining the Project which are incurred exclusively for the benefit of specific tenants of the Project will be billed accordingly and will not be included within the general Operating Expenses;

(xiii)     Reasonable costs, in an amount not to exceed $5,000 for any Calendar Year of the Lease Term, of (1) obtaining and maintaining the LEED EB Certification, including, without limitation, reasonable legal, accounting, inspection, and other consultation fees, (2) preparing, updating and monitoring the Environmental Management Plan, including, without limitation, reasonable legal, accounting, inspection, and other consultation fees, and (3) capital improvements and structural repairs and replacements made in or to the Project that are designed primarily to comply with, or otherwise conform to, the LEED EB Certification and/or the Environmental Management Plan (collectively, “Green Improvements”). The expenditures for Green Improvements shall be recovered by Landlord over the useful life of such Green Improvements (as reasonably determined by Landlord), together with interest thereon at the Prime Rate; and

(xiv)     Costs of obtaining renewable energy tax credits, including, without limitation, legal, accounting, inspection, and other consultation fees (provided, however, that all such credits received by Landlord in a particular year shall be deducted from Operating Expenses in the year the same are received).

(e)     Exclusions. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not include the following (collectively, “Exclusions”):

(i)     costs of items considered capital improvements, capital repairs, capital replacements, and/or capital equipment, all as determined in accordance with Landlord’s standard real estate accounting practices, except as permitted in Sections 6.2(b)(iv), 6.2(b)(v), and 6.2(b)(xii) above;

(ii)     depreciation and amortization, except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation and amortization would otherwise have been included in the charge for such third party’s services, all as determined in accordance with standard real estate accounting practices, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life as determined by Landlord in the manner described in Section 6.2(b)(v) above, together with interest on the unamortized costs at the Prime Rate;

(iii)     interest, points, fees and principal payments on any mortgages encumbering the Real Property, and other debt costs, if any, except as specifically included in Sections 6.2(b)(iv), 6.2(b)(v), and 6.2(b)(xii) above;

(iv)     costs incurred by Landlord for the repair of damage to the Project or the Real Property, to the extent that Landlord is reimbursed by insurance proceeds (provided that any deductible amount for which Landlord is not reimbursed by insurance shall be not excluded from Operating Expenses hereby);

(v)     brokerage commissions, space planning costs, finders’ fees and attorneys’ fees incurred by Landlord in connection with leasing or attempting to lease space within the Real Property;

(vi)     costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for any tenants in the Real Property or incurred in renovating or otherwise improving, preparing, decorating, painting or redecorating vacant space for tenants or other occupants of the Real Property;

(vii)     interest, penalties or other costs arising out of Landlord’s failure to make timely payment of any of its obligations under this Lease, including, without limitation, Landlord’s failure to make timely payment of any item that is included in Operating Expenses or Tax Expenses;

(viii)     attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Real Property (including costs incurred due to violations by tenants of the terms and conditions of their leases), or any other attorneys’ fees incurred in connection with the Real Property (including, without limitation, any financing, sale or syndication of the Real Property), except (A) as specifically enumerated as an Operating Expense in this Lease, or (B) to the extent, in Landlord’s reasonable judgment at the time the litigation is commenced a favorable judgment would reduce or avoid an increase in Operating Expenses, or unless the litigation is to enforce compliance with Project rules and regulations or other standards or requirements for the general benefit of the tenants in the Project;

(ix)     costs and overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Real Property to the extent the same exceeds typical costs and overhead and profit increment of such goods and/or services rendered by qualified unaffiliated third parties on a competitive basis; and

(x)     Costs of acquisition of sculptures, painting and other objects of art.

(f)     “Tenant’s Share of Computed Operating Expenses” shall mean, with respect to any Calendar Year, the Computed Operating Expenses for such Calendar Year, which Computed Operating Expenses shall be (i) divided by the greater of ninety-five percent (95%) of the Rentable Area of office space leased or held for lease for general offices purposes in the Building or the average Rentable Area of office space actually leased in the Building, and (ii) multiplied times the number of square feet of Rentable Area contained within the Leased Premises. Landlord and Tenant hereby stipulate and agree for all purposes under this Lease that the aggregate Rentable Square Feet of office space within the Building is 186,231 square feet, subject to remeasurement, adjustment or modification pursuant to Section 1.2 of this Lease.

(g)     “Office Portion” shall mean the portion represented by a fraction, the numerator of which is the Rentable Square Feet leased or held for lease for general office purposes in the Building and the denominator of which is the sum of (i) the Rentable Square Feet leased or held for lease for general office purposes in the Building, and (ii) the Rentable Square Feet leased or held for lease for retail and storage in the Building.

6.3     Adjustments and Allocations.

(a)     If ninety-five percent (95%) or less of the Rentable Square Feet leased or held for lease for general office purposes in the Building is not occupied, and fully provided with all of the services, referred to in Section 6.2, during any partial Calendar Year or full Calendar Year, the Tenant’s Share of Computed Operating Expenses shall be adjusted as though ninety-five percent (95%) of the Rentable Square Feet leased or held for lease for general office purposes in the Building had been occupied and fully provided with standard services, referred to in Section 6.2, during such partial Calendar Year or full Calendar Year. If Landlord should lease any premises in the Building on such basis that Landlord is not obligated to fully furnish to the tenant(s) of such premises any one or more of the services described in Section 6.2, then, with respect to those items of Operating Expenses that would have been incurred by Landlord had Landlord been required to fully furnish all of the services described in Section 6.2 to such premises, such premises shall be deemed “unoccupied” for purposes of the preceding sentence.

(b)     Landlord reserves the right, in its sole discretion, to increase or decrease from time to time the total Rentable Area of the Building based upon Landlord’s standard Rentable Area measurement standards used for the Building as set forth in Section 1.2 of this Lease. In the event either the Rentable Area of the Leased Premises and/or the total Rentable Area of the Building is changed, Tenant’s Share shall be appropriately adjusted, and, as to the Calendar Year in which such change occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Calendar Year that each such Tenant’s Share was in effect.

6.4     Books and Records; Audit. Landlord shall maintain books and records showing Operating Expenses in accordance with sound accounting and management practices, consistently applied. Subject to the terms and conditions of this Section 6.4, Tenant or its representative (which representative shall be a certified public accountant licensed to do business in the State of Colorado and whose primary business is certified public accounting) shall have the right, for a period of 180 days following the date upon which the Operating Expense Statement is delivered to Tenant (the “Audit Election Period”), to examine and audit (each, an “Audit”) Landlord’s books and records with respect to the items in such Operating Expense Statement during normal business hours, upon written notice, delivered at least ten (10) business days in advance. If Tenant does not object in writing to the Operating Expense Statement within 180 days after Landlord’s delivery thereof, specifying the nature of the item in dispute and the reasons therefor, then the Operating Expense Statement shall be considered final and accepted by Tenant and Landlord. Any amount due to Landlord as shown on the Operating Expense Statement, whether or not disputed by Tenant as provided herein shall be paid by Tenant when due as provided above, without prejudice to any such written exception. Each Audit must be performed (1) at the location(s) where Landlord’s books and records are maintained, (2) during normal business hours and (3) in a manner that will not unreasonably interfere with Landlord’s business activities. Unless Landlord, in good faith, disputes the results of such Audit, an appropriate adjustment shall be made between Landlord and Tenant to reflect any overpayment of Operating Expenses for the Calendar Year in question within thirty (30) days. Tenant agrees to pay the cost of any Audit; provided, however, that if the Audit reveals that Landlord’s determination of the total Operating Expenses for the Project that was used as the basis of the relevant Operating Expense Statement was in error in Landlord’s favor by more than five percent (5%), then Landlord agrees to pay up to $5,000.00 of the actual, out-of-pocket costs of such Audit incurred by Tenant (which costs must be determined on a reasonable hourly basis, and not a percentage or contingent fee basis). Notwithstanding anything in this Lease to the contrary, Tenant shall have no right to conduct an Audit if Landlord furnishes to Tenant an audit report for the Calendar Year in question prepared by an independent certified public accounting firm of recognized regional or national standing (whether originally prepared for Landlord or another party). Tenant’s rights under this Section 6.4 are subject to the following additional conditions:

(a)     There is no uncured event of default under this Lease then in existence;

(b)     Each Audit shall be prepared by an independent certified public accounting firm of recognized national or regional standing using Generally Accepted Auditing Standards and auditing or attestation standards published by the American Institute of CPAs (“AICPA”);

(c)     Each Audit shall commence within forty-five (45) days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within seventy-five (75) days after commencement;

(d)     Tenant and its accounting firm shall treat any Audit in a confidential manner and shall each execute a commercially reasonable confidentiality agreement for Landlord’s benefit prior to commencing the Audit;

(e)     The accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report (it being the intention of the parties that Landlord’s right to review is intended to prevent errors and avoid disputes and not to unduly influence Tenant’s auditor in the preparation of the final audit report, and Landlord’s review shall in no event be deemed an endorsement of, or agreement with, such audit report);

(f)     If Tenant does not give written notice of its election to Audit Landlord’s Operating Expenses during the Audit Election Period, Landlord’s Operating Expenses for the applicable Calendar Year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same;

(g)     If Tenant elects to Audit, the Audit shall be the Tenant’s exclusive remedy with respect to disputing Operating Expenses for the applicable Calendar Year, provided that this sentence shall not diminish Tenant’s right to any refunds of overpayments of Operating Expenses that may be owed after final resolution of any audit);

(h)     At the conclusion of any Audit, Tenant and its employees, auditors and agents shall return all copies of supporting documentation made in connection with such Audit; and

(i)     The right to Audit granted hereunder is personal to the initial Tenant named in this Lease and to any assignee under a Permitted Transfer (defined below) and shall not be available to any subtenant under a sublease of the Leased Premises.

7.     Utilities and Services.

7.1     Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

(a)     Subject to reasonable changes implemented by Landlord and to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning when necessary for normal comfort for normal office use in the Leased Premises, from Monday through Friday, during the period from 7:00 a.m. to 7:00 p.m., and, when requested by Tenant in advance in accordance with the Rules and Regulations, on Saturday during the period from 8:00 a.m. to 12:00 p.m., except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays (collectively, the “Holidays”).

(b)     Landlord shall provide adequate electrical wiring and facilities and power for normal general office use for Building standard lighting and standard office equipment, as determined by Landlord. Tenant shall bear the cost of replacement of non-Building standard lamps, starters and ballasts for lighting fixtures within the Leased Premises.

(c)     Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

(d)     Landlord shall provide janitorial services, five (5) days per week, except the date of observation of the Holidays, in and about the Leased Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building.

(e)     Except when repairs or inspections are being made thereto, and subject to such rules and regulations as established by Landlord from time to time, Landlord shall provide nonexclusive automatic passenger elevator service for use by Tenant, its customers and employees at all times.

7.2     Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building-standard lights in the Leased Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Leased Premises by Landlord pursuant to the terms of Section 7.1 of this Lease. If such consent is given, Tenant shall have the right to install supplementary air conditioning units or other facilities in the Leased Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water or heat or air conditioning in excess of that supplied by Landlord pursuant to Section 7.1 of this Lease, or if Tenant’s consumption of electricity shall exceed three (3) watts connected load per square foot and one (1) watt per square foot of usable area of the Leased Premises for lighting, calculated on a monthly basis for the hours described in Section 7.1(a) above, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such additional metering devices. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 7.1 of this Lease, Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish. Amounts payable by Tenant to Landlord for such use of additional utilities shall be deemed additional rent hereunder and shall be billed on a monthly basis.

7.3     Separate Metering. As of the Effective Date, Landlord has caused all electricity, water and/or other utilities to be separately metered for the Leased Premises. Notwithstanding the foregoing provisions of this Article 7 to the contrary, Tenant shall pay for the cost of all such utilities so separately metered, or which are billed directly to Tenant, within ten (10) days after invoice, in which event Operating Expenses for each Calendar Year shall be equitably reduced to exclude all such utilities provided to Tenant and other tenants in the Building. All low voltage plug loads will be separately metered for each Tenant and all building standard high voltage lighting will be tied into and controlled by the building lighting control system.

7.4     Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, non-Building standard lamp replacement, additional janitorial service, above-standard water, electrical or HVAC usage, and additional repairs and maintenance, provided that Tenant shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services plus an administration fee equal to ten percent (10%) of the total cost of such additional services. Charges for any service for which Tenant is required to pay from time to time hereunder, shall be deemed additional rent hereunder and shall be billed on a monthly basis. If and only if Tenant uses all or any portion of the Leased Premises as a Data Center or Technology Lab, then all utilities servicing such rooms shall be separately metered and paid for by Tenant. Condenser water is available for above base building Tenant usage, however Tenant shall be responsible for installation and cost of the BTU meter and the Condenser water cost on a per ton/hour basis. The Condenser water will be limited to a capacity to be determined upon lease commencement.

7.5     Interruption of Services. Landlord shall not be liable for any damage, loss or expense incurred by Tenant by reason of any interruption or failure of the utilities and services. Landlord may, with notice to Tenant, or without notice in case of emergency, cut off and discontinue utilities and service when such discontinuance is necessary in order to make repairs or alterations. No such action shall be construed as an eviction or disturbance of possession by Landlord or relieve Tenant from paying Rent or performing any of its obligations under this Lease.

8.     Maintenance and Repairs.

8.1     Tenant’s Repairs. Subject to Landlord’s repair obligations in Section 8.2 below, Tenant shall, at Tenant’s own expense, keep the Leased Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense but under the supervision and subject to the prior approval of Landlord, and within a reasonable period of time, promptly and adequately repair all damage to the Leased Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Leased Premises at all reasonable times upon prior notice (or at any time in the event of an emergency) to make such repairs, alterations, improvements and additions to the Leased Premises or at the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree.

8.2     Landlord’s Repairs. Anything contained in Section 8.1 above to the contrary notwithstanding, Landlord shall repair and maintain all structural components of the foundation, floor and ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), all Common Areas, Service Corridors and structural portions of the Building, including the basic plumbing, heating, ventilating, air conditioning and electrical systems installed or furnished by Landlord (but not including any non-base building facilities installed by or on behalf of Tenant) in a manner consistent with Comparable Buildings (as defined below) and shall operate the Building in a manner comparable to Comparable Buildings; provided, however, to the extent such maintenance and repairs are caused in part or in whole by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord as additional rent, the actual cost of such maintenance and repairs. Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance unless such failure shall persist for a period longer than thirty (30) days (or within such additional time as is reasonably required to make such repairs) after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Building or the Leased Premises or in or to fixtures, appurtenances and equipment therein. Landlord shall use reasonable effort to minimize any interruptions or interference with Tenant’s use of the Leased Premises (including but not limited to performing such work after normal business hours or on weekends) while performing its obligations under this Section 8.2. Tenant hereby waives and releases any right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

8.3     Notification to Landlord. Tenant agrees to promptly notify Landlord or its representative of any accidents or defects in the Building or Project of which Tenant becomes aware, including defects in pipes, electrical wiring and HVAC equipment. In addition, Tenant shall provide Landlord with prompt notification of any matter or condition which may cause injury or damage to the Building or the Project or any person or property therein.

8.4     Condition Upon Expiration of Lease. Upon the expiration of the Lease Term, or any sooner termination, Tenant shall remove (i) all of its personal property including, without limitation, any wiring, cabling or conduit (including any cabling and wiring associated with the Wi-Fi Network, as defined in Section 9.2 below) installed above the ceiling, beneath the floors or in the Leased Premises on or behalf of Tenant, and (ii) any alterations and improvements required to be removed pursuant to Section 9.3 below and surrender the Leased Premises in good condition, ordinary wear and tear excepted. Tenant shall repair, at its expense, any damage to the Leased Premises occasioned by its removal of any article of personal property, trade fixtures, furnishings, signs, and improvements including but not limited to repairing the floor, patching holes and painting walls. In the event that Tenant shall fail to timely perform its obligations under this Section 8.4, Landlord may perform such obligations and may charge the costs incurred by Landlord in connection therewith to Tenant (together with an administration fee equal to ten percent (10%) of the total costs incurred by Landlord in undertaking such obligations), and Tenant shall reimburse Landlord for such costs within thirty (30) days after being billed for the same.

9.     Alterations and Additions.

9.1     Landlord’s Consent Required; Minor Alterations.

(a)     Tenant shall not make any alterations or additions to the Leased Premises without first procuring Landlord’s written consent, which consent shall not be unreasonably withheld. In no event, however, shall Tenant alter the exterior of the Leased Premises or make any change or alteration which would impair the structural soundness of the Building. Upon obtaining such consent, Tenant shall cause the work to be done (a) promptly, (b) in accordance with all Laws, (c) at no additional material cost to Tenant, in accordance with the LEED EB Certification and the Environmental Management Plan, provided, however, if Tenant’s compliance with the LEED EB Certification results in a material additional cost, Landlord and Tenant hereby agree to reasonably cooperate to minimize the costs of such compliance, and (d) in a good and workmanlike manner, free of liens or defects, and with the use of good grades of materials. All work done and materials supplied shall be done or supplied only by contractors approved by Landlord, and Landlord shall have the right to grant such approval conditionally or to withdraw the same at any time. Landlord’s approval thereof shall create no responsibility or liability on the part of Landlord for the completeness, design, sufficiency or compliance with all laws, rules and regulations of governmental agencies or authorities regarding the alterations. The construction of the initial Tenant Improvements for the Leased Premises shall be governed by the provisions of Rider 1 and not this Article 9.

(b)     Notwithstanding anything in Section 9.1(a) to the contrary, Tenant may, without Landlord’s prior written consent including without Landlord’s prior approval of any contractor, undertake Minor Alterations to the Premises so long as all other requirements of this Section 9 are satisfied. “Minor Alterations” means any alterations or improvements that (i) do not require a building permit, (ii) do not involve any of the structural elements of any Building or any Building system, (iii) do not affect the exterior appearance of the Building, and (iv) are reasonably estimated to cost $15,000.00 or less per alteration in any one instance.

9.2     Wi-Fi Network. Notwithstanding anything herein to the contrary, in the event Tenant desires to install a wireless intranet, internet or any data or communications network (collectively, “Wi-Fi Network”) in the Leased Premises for the use by Tenant and its employees, then, in addition to the other terms and conditions of this Article 9, the terms and conditions of this Section 9.2 shall apply. In the event Landlord consents to Tenant’s installation of the Wi-Fi Network, Tenant shall, in accordance with Section 9.3 below, remove the Wi-Fi Network from the Leased Premises prior to the expiration or earlier termination of this Lease. Tenant shall use the Wi-Fi Network so as not to cause any interference to other tenants in the Building or Project or with any other tenant’s communication equipment, and not to damage the Building or Project or interfere with the normal operation of the Building or Project, and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, expenses and liabilities (including attorneys’ fees) (collectively, the “Claims”) arising out of Tenant’s failure to comply with the provisions of this Section 9.2, except to the extent the Claims are caused by the gross negligence or willful misconduct of Landlord and are not insured or required to be insured by Tenant under this Lease. Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible, and no later than three (3) business days following such occurrence, to correct such interference. If such interference continues after such three (3) business day period, Tenant shall immediately cease operating the Wi-Fi Network until such interference is corrected or remedied to Landlord’s satisfaction. Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Building or Project and to telecommunication set-vice providers, and in no event shall Landlord be liable to Tenant for any interference to the Wi-Fi Network. Landlord makes no representation that the Wi-Fi Network shall be able to receive or transmit communication signals without interference or disturbance. Tenant shall (i) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi-Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, (ii) pay for all necessary repairs, replacements to or maintenance of the Wi-Fi Network, and (iii) be responsible for any modifications, additions or repairs to the Project, including without limitation, Building or Project systems or infrastructure, which are required by reason of the installation, operation or removal of Tenant’s Wi-Fi Network. Should Landlord be required to retain professionals to research any interference issues that may arise and confirm Tenant’s compliance with the terms of this Section 9.2, Tenant shall reimburse Landlord for the costs incurred by Landlord in connection with Landlord’s retention of such professionals, the research of such interference issues and confirmation of Tenant’s compliance with the terms of this Section 9.2 within twenty (20) days after the date Landlord submits to Tenant an invoice for such costs, which costs shall not exceed One Thousand Dollars ($1,000.00) in the aggregate per year (the “Reimbursement Cap”); provided, however, that to the extent that it is determined that Tenant has failed to perform its obligations under this Section 9.2, the Reimbursement Cap shall not apply, and Tenant shall be responsible for reimbursing Landlord for all costs Landlord incurs in connection with Landlord’s retention of such professionals, the research of such interference issues and confirmation of Tenant’s compliance with the terms of this Section 9.2. This reimbursement obligation is in addition to, and not in lieu of, any rights or remedies Landlord may have in the event of a breach or default by Tenant under this Lease.

(a)     Surrender at End of Term. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Removable Property (as defined below) from the Project, and quit and surrender the Project to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear, casualty, condemnation, and damage caused by Landlord excepted. If Tenant fails to remove any of Tenant’s Removable Property within five (5) days after the termination of this Lease or Expiration Date (as extended as provided herein), Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Removable Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Removable Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges reasonably incurred for Tenant’s Removable Property. In addition, if Tenant fails to remove Tenant’s Removable Property from the Project or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Removable Property to be abandoned, and title to Tenant’s Removable Property (except with respect to any Hazardous Materials) shall be deemed to be immediately vested in Landlord. Tenant’s possession of the Project after the termination or expiration of the Lease for removal of the Removable Property shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and Operating Expenses on a per diem basis at the rate in effect for the last month of the Lease Term. Tenant shall repair damage caused by the installation or removal of Tenant’s Removable Property. Notwithstanding the foregoing, at the time Tenant requests the approval of Tenant Work as provided in Rider 1 or the consent of Landlord to install Special Installations or other Tenant alterations as required under Section 9.1, Landlord shall notify Tenant what, if any, Tenant Work, Special Installations, and/or Tenant alterations must be removed upon the expiration or earlier termination of this Lease concurrently with Landlord’s delivery of written approval of the Tenant Work or written consent to the applicable Special Installations or Tenant alterations. If Landlord fails to timely deliver such notice, then Tenant may deliver a notice to Landlord (each, a “Deemed Approval Notice”) specifying in all capital letters and boldface type on page 1 of such letter the following: “YOUR FAILURE TO APPROVE OR DISAPPROVE THE ALTERATION REMOVAL REQUEST SET FORTH IN THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL BE DEEMED LANDLORD’S ACKNOWLEDGEMENT THAT THE ALTERATION(S) NEED NOT BE REMOVED AT THE TERMINATION OF THE LEASE.” If Landlord fails to respond within five (5) business days after Landlord’s receipt of a Deemed Approval Notice, then, upon the expiration or earlier termination of this Lease, Tenant shall have no obligation to remove the alterations that were identified in the Deemed Approval Notice.

(b)     As used in this Lease, the following terms have the following meanings:

(i)     “Cable” means, collectively, electronic, phone and data cabling and related equipment that is installed by or for the benefit of Tenant whether located in the Leased Premises or in other portions of the Project.

(ii)     “Special Installations” means, collectively, any other alterations or improvements that are installed by or for the benefit of Tenant and are, in Landlord’s reasonable judgment, of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements, including, without limitation, any supplemental HVAC system, floor or ceiling penetrations, raised or lowered floors or ceilings, internal staircases or specialized wall or floor coverings.

(iii)     “Tenant’s Property” means, collectively, all trade fixtures and personal property, including, without limitation, furnishings, furniture, equipment, sign faces, computers, computer related equipment on property, safes, security systems, communications equipment and other equipment for use in connection with the conduct of Tenant’s business regardless of the manner in which they are installed. Tenant’s Property shall be solely the property of Tenant.

(iv)     “Tenant’s Removable Property” means, collectively, (i) the Wi-Fi Network, (ii) Special Installations, (iii) Tenant’s Property, and (iv) Tenant’s License Property (as defined in Rider 1).

9.3     Insurance Conditions. Prior the commencement of any alterations, Tenant shall, at Tenant’s sole cost and expense, (i) furnish Landlord with the names and addresses of all contractors and subcontractors engaged by Tenant to perform any alterations, (ii) deliver to Landlord certificates issued by insurance companies qualified to do business in the State of Colorado, evidencing that workmen’s compensation, public liability insurance and property damage insurance, all in amounts, with companies and on forms reasonably satisfactory to Landlord, are in force and effect and maintained by all contractors and subcontractors engaged by Tenant to perform any alterations, and (iii) deliver to Landlord evidence of compliance with all applicable requirements for permits and codes, ordinances, and approvals, including but not limited to, building permits, zoning and planning requirements, and approvals from various governmental agencies and bodies having jurisdiction over the Premises.

9.4     Payment for Work. All costs of any such work shall be paid promptly by Tenant so as to avoid the assertion of any mechanic’s or materialman’s lien. Tenant shall discharge, by bonding, payment or other means, any mechanic’s lien filed against the Leased Premises, the Building or the Project due to work performed by or on behalf of Tenant within thirty (30) days after the receipt of notice thereof, and shall promptly inform Landlord of any such notice. If the lien is not discharged within said thirty (30) day period, Landlord shall have the right, but not the obligation, to discharge said lien by payment, bonding or otherwise, and the costs and expenses to Landlord of obtaining such discharge shall be paid to Landlord by Tenant on demand as additional rent. Whether or not Tenant orders any work directly from Landlord, Tenant shall pay to Landlord a percentage of the cost of such work (such percentage, which shall vary depending upon whether or not Tenant orders the work directly from Landlord, to be established on a uniform basis for the Building) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work.

9.5     Construction Rules and Regulations; Green Globe or LEED-Accredited Professionals.

(a)     Construction Rules and Regulations. All alterations and improvements installed in the Leased Premises shall comply with the construction rules and regulations that Landlord may promulgate from time to time (“Construction Rules and Regulations”), which shall not be substantially different or cause inflated cost to Tenant including, without limitation, any applicable tenant design and construction manuals that Landlord may promulgate from time to time. Nothing in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Construction Rules and Regulations or the terms, covenants or conditions of any other lease as against any other tenant of the Project, and Landlord shall not be liable to Tenant for violation of the same by any other tenant of the Project; provided, however, that Landlord shall use reasonable efforts to enforce the Construction Rules and Regulations in a uniform and non-discriminatory manner.

(b)     Green Globe or LEED-Accredited Professionals. For any alterations or improvements that cost, in aggregate, in excess of $15,000, Tenant agrees to obtain Landlord’s prior written approval in order to validate that such alterations and improvements reasonably conform to and comply with the LEED EB Certification and the Environmental Management Plan. In the event that Landlord, after its review of any such alterations and improvements, reasonably determines that the same may not conform to and comply with the LEED EB Certification and Environmental Management Plan, Tenant hereby agrees to engage, or cause its contractor to engage, at no material additional cost to Tenant, a third-party Green Globe or LEED-accredited professional to oversee and validate that the alterations and improvements conform to and comply with the LEED EB Certification and the Environmental Management Plan; provided, however, if Tenant’s compliance with the LEED EB Certification results in a material additional cost, Landlord and Tenant hereby agree to reasonably cooperate to minimize the costs of such compliance.

9.6     Protection against Liens. Landlord may, in the exercise of reasonable judgment, condition its approval of any alterations upon Tenant providing Landlord with appropriate evidence of Tenant’s ability to complete and pay for the completion of such alterations, including, without limitation, a performance bond or letter of credit. At least five (5) days prior to the commencement of any work on the Leased Premises, Tenant shall notify Landlord of the names and addresses of the persons supplying labor and materials for the proposed work so Landlord may avail itself of the provisions of statutes such as Section 38-22-105 of the Colorado Revised Statutes. During the progress of any such work on the Leased Premises, Landlord or its representatives shall have the right to go upon and inspect the Leased Premises at all reasonable times, and shall have the right to post and keep posted thereon notices such as those provided for by CRS Section 38-22-105 or to take any further action which Landlord may deem to be proper for the protection of Landlord’s interest in the Leased Premises.

10.     Insurance.

10.1     Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Leased Premises with all insurance company requirements pertaining to the use of the Leased Premises. If Tenant’s conduct or use of the Leased Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.2     Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts:

(a)     Commercial General Liability Insurance with combined single limits of not less than $2,000,000 covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Leased Premises, and assumed contractual liability with respect to Tenant’s obligations under Article 11 of this Lease.

(b)     Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Leased Premises installed by, for, or at the expense of Tenant, (ii) all improvements, alterations and additions now existing or hereafter installed in or to the Leased Premises, including any improvements, alterations or additions now or hereafter installed at Tenant’s request above the ceiling of the Leased Premises or below the floor of the Leased Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

(c)     Workers’ compensation insurance as required by law and employer’s liability insurance with limits of at least $500,000 each occurrence.

(d)     Tenant shall carry comprehensive automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles.

10.3     Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, Landlord’s lenders, the lessors of any ground or underlying lease with respect to the Real Property and any other party Landlord so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease to the extent insurable by a commercially reasonably available Commercial General Liability Policy, including, but not limited to, Tenants obligations under Article 2 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Real Property is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is noncontributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall be given in accordance with the provisions of the policy; (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.2(a), 10.2(b), 10.2(d) and 10.2(e) above, have deductible amounts not exceeding $5,000.00. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Commencement Date and within fifteen (15) days before the expiration dates thereof. If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 16.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as additional rent within ten (10) days after delivery of bills therefor.

10.4     Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property.

10.5     Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Leased Premises and Tenant’s operations therein, as may be reasonably requested by Landlord; provided, however, Landlord may only exercise its rights under this Section 10.4 one (1) time every year during the Lease Term and only if such additional insurance is then being required by similarly situated landlords in Comparable Buildings and upon comparable lease transactions; provided, further, however, in no event shall such additional insurance include business interruption insurance.

11.     Indemnity.

11.1     Indemnification of Landlord. Tenant shall indemnify and hold the Indemnitees harmless from and against any and all losses, claims and damages arising from Tenant’s use of the Leased Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered by Tenant in or about the Leased Premises, and shall further indemnify and hold the Indemnitees harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act or negligence of Tenant or any of its agents, contractors or employees, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risks of damage to property or injury to persons in, upon or about the Leased Premises.

11.2     Indemnification of Tenant. Landlord shall indemnify and hold the Tenant harmless from and against any and all Claims suffered or claimed by any third-party (other than Tenant or Tenant’s Responsible Parties) to the extent (i) such Claims arise in the Common Areas (except to the extent caused by the negligence or intentional misconduct of Tenant or its Responsible Parties), or (ii) arising from the gross negligence or intentional misconduct of Landlord or its Responsible Parties. In case of any action or proceeding brought against the Tenant by reason of any such Claim, upon notice from Tenant, Landlord covenants to defend such action or proceeding by counsel chosen by Tenant, and reasonably acceptable to Landlord and Landlord’s insurance company. Tenant shall notify Landlord promptly of any Claim for indemnification and shall reasonably cooperate with Landlord and Landlord’s counsel in defense of such Claims.

11.3     Limitation of Liability. Landlord shall not be liable for injury or damage which may be sustained by the person, goods, wares, merchandise or property of Tenant, its Responsible Parties, or any other person in or about the Leased Premises caused by or resulting from fire, steam, electricity, gas or water, which may leak or flow from or into any part of the Leased Premises, or from breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures of the same, whether the said damage or injury results from conditions arising upon the Leased Premises or upon other portions of the Building of which the Leased Premises are a part, or from other sources. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant of the Building or the Project. In no event shall Landlord be liable for consequential damages.

12.     Damage, Destruction and Business Interruption.

12.1     Repair of Damage to Leased Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Leased Premises resulting from fire or any other casualty. If the Leased Premises or any Common Areas of the Building or Project serving or providing access to the Leased Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 12, restore the structural components of the Leased Premises and such Common Areas. Such restoration shall be to substantially the same condition of the structural components of the Leased Premises and Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Project, or the lessor of a ground or underlying lease with respect to the Project, or any other modifications to the Common Areas deemed desirable by Landlord, provided access to the Leased Premises and any common restrooms serving the Leased Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Leased Premises, Landlord shall repair any injury or damage to the tenant improvements installed in the Leased Premises and shall return such tenant improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. Notwithstanding anything to the contrary herein, in no event shall Landlord be obligated to repair or restore any specialized or dedicated equipment serving Tenant, such as any cabling, wiring, supplemental utility system, telephone system or Wi-Fi Network. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Tenant’s selection of the contractors to perform such improvement work shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Leased Premises or Common Areas necessary to Tenants occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s proportionate share of Operating Expenses to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Leased Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied and used by Tenant as a result thereof.

12.2     Landlord’s Option to Repair. Notwithstanding the terms of Section 12.1 of this Lease, Landlord may elect not to rebuild and/or restore the Leased Premises, the Building and/or the Project and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after Landlord becomes aware of such damage, such notice to include a termination date giving Tenant up to ninety (90) days to vacate the Leased Premises, but Landlord may so elect only if the Building and/or Project shall be damaged by fire or other casualty or cause, whether or not the Leased Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Project or ground or underlying lessor with respect to the Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered by Landlord’s insurance policies. In addition, in the event that the Leased Premises, the Building or the Project is destroyed or damaged to any substantial extent during the last twenty-four (24) months of the Lease Term, then notwithstanding anything contained in this Article 12, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after Landlord becomes aware of such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of the Lease pursuant to this Section 12.2, Tenant shall pay the Base Rent and additional rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

12.3     Waiver of Statutory Provisions. The provisions of this Lease, including this Article 12, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Leased Premises, the Building or any other portion of the Project, and any statute or regulation of the state in which the Building is located, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Leased Premises, the Building or any other portion of the Project.

12.4     Tenant’s Responsibilities. There shall be no abatement of rent (except as expressly provided above in Section 12.1) and no liability of Landlord by reason of any injury to or interference with Tenant’s business or property arising from the making of any repairs, alterations or improvements in or to any portion of the Project, the Building or the Leased Premises or in or to fixtures, appurtenances and equipment therein. Tenant understands Landlord will not carry insurance of any kind on Tenant’s furniture, furnishings and other personal property, and Landlord shall not be obligated to repair any damage thereto or replace the same. All such property shall be kept, stored and maintained at the sole risk of Tenant.

13.     Tenant’s Taxes.

13.1     Personal Property. Tenant shall pay, prior to delinquency, all taxes, assessments, license fees and public charges levied, assessed or imposed upon or measured by the value of Tenant’s business operation, and/or the cost or value of any furniture, fixtures, equipment and other personal property at any time situated upon or in the Leased Premises. Tenant shall cause all such personal property to be assessed and billed separately from the real property of Landlord.

13.2     Other Taxes for Which Tenant Is Directly Responsible. In addition, Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord, excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

(a)     Said taxes are measured by or reasonably attributable to the cost or value of any leasehold improvements made in or to the Leased Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

(b)     Said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Leased Premises or any portion of the Project (including the Building’s and/or Project’s Parking Facility);

(c)     Said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Leased Premises; or

(d)     Said assessments are levied or assessed upon the Project or any part thereof or upon Landlord and/or by any governmental authority or entity, and relate to the construction, operation, management, use, alteration or repair of mass transit improvements.

13.3     Increase in Taxes. If at any time during the Lease Term any of Tenant’s property is assessed as a part of the Leased Premises, or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed on Tenant’s property or other improvements made by Tenant, Tenant shall pay to Landlord upon demand, as additional rent, the amount of any such additional taxes as may be levied against the Building, Real Property or Project by reason thereof.

14.     Common Areas; Fitness Center.

14.1     Definition. The term “Common Areas” means all areas and facilities outside the Leased Premises provided and designated for the common use and convenience of Tenant and other tenants of the Project, their respective officers, agents, employees, customers and invitees. Common Areas include, but are not limited to, corridors, lobbies, pedestrian sidewalks, stairways, landscaped areas, restrooms on multi-tenant floors, elevators and shipping and receiving areas of the Project.

14.2     Maintenance. Landlord agrees to maintain, operate and repair (or cause others to do so) all Common Areas and to keep same in clean and sightly condition during the Lease Term. The manner in which such areas and facilities shall be maintained and the expenditures therefor shall be at the discretion of Landlord and as to all such Common Areas Landlord shall have the right to adopt and promulgate reasonable rules and regulations from time to time generally applicable to tenants and occupants of the Project and their employees and business invitees, including the right to restrict employees of tenants and occupants from parking in areas, if any, designated exclusively for customers of the Project. For the purpose of maintenance and repair, or to avoid an involuntary taking, Landlord may temporarily close portions of the Common Areas, and such actions shall not be deemed an eviction of Tenant or a disturbance of Tenant’s use of the Leased Premises.

14.3     Tenant’s Rights and Obligations. Landlord grants to Tenant, during the Lease Term, the license to use, for the benefit of Tenant and its officers, agents, employees, customers and invitees, in common with others entitled to such use, the Common Areas as they from time to time exist, subject to the rights and privileges of Landlord herein reserved. Tenant shall not at any time interfere with the rights of Landlord and others entitled to use any part of the Common Areas, and shall not store, permanently or temporarily, any materials, supplies or equipment in the Common Areas.

14.4     Changes to Common Area. Landlord shall have the right at any time during the Lease Term to change, alter, remodel, reduce, expand or improve the Common Areas, elevators, drains, pipes, heating and air conditioning apparatus or any other part of the or Project, except the Leased Premises, without compensation to Tenant; provided, however, such modifications shall not materially and adversely interfere with Tenant’s access to the Leased Premises. For such purposes, Landlord or its agents or employees may, if necessary, enter, pass through and work upon the Leased Premises provided Landlord shall carry out such work diligently and reasonably. If there is a change in the area of the Common Areas as a result of any of the foregoing, Landlord shall cause adjustments in the computation of Operating Expenses as shall be necessary to provide for any such changes.

14.5     Fitness Area.

(a)     As of the Effective Date, the Common Areas include, without limitation, a fitness area on the first (1st) floor of the Building (the “Fitness Area”).

(b)     So long as the Fitness Area exists and is in operation in the Building, Tenant and its employees shall have the non-exclusive right, subject to the terms and conditions of this Lease, to use the Fitness Area in common with other tenants of the Project. Tenant hereby waives and forever releases the Indemnitees from any and all Claims arising directly or indirectly from Tenant’s or its Responsible Parties’ use of the Fitness Area. Tenant shall require that each Responsible Party that desires to use, access or otherwise utilize the Fitness Area, sign and deliver, as a condition to such Responsible Party’s use of the Fitness Area, a waiver and release on Landlord’s then-current form (each, a “Waiver”). In the event Tenant fails to provide and have any Responsible Party execute a Waiver, Tenant shall indemnify, defend and hold the Indemnitees harmless from and against any and all Claims arising out of any Claims or other causes of action asserted by a Responsible Party (or its successors, assigns and/or personal representatives) related to or arising out of the use of the Fitness Area.

(c)     Tenant acknowledges and agrees that, except for the Exclusions, any and all costs and expenses incurred by Landlord in connection with the operation, maintenance, repair and insuring of the Fitness Area shall be including in Operating Expenses. Except for such costs that are included in Operating Expenses, Tenant’s use of the Fitness Area shall be free of charge.

(d)     Tenant’s and its Responsible Parties’ use of the Fitness Area shall be subject to the Rules and Regulations and such other reasonable rules and regulations as Landlord may impose from time to time.

15.     Assignment and Subletting.

15.1     Transfers. Except as expressly set forth in Rider 1 (if at all), Tenant shall not, without the prior written consent of Landlord, voluntarily or by operation of law, assign, sublet, encumber or transfer all or any part of Tenant’s interest in this Lease or in the Leased Premises or permit any part of the Leased Premises to be used or occupied by any person other than Tenant, its employees, customers and others having lawful business with Tenant (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person or entity to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include: (i) the proposed effective date of the Transfer, which shall not be less than forty-five (45) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice; (ii) a description of the portion of the Leased Premises to be transferred (the “Subject Space”); (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the Profit Rental, as that term is defined in Section 15.4 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer; and (iv) current financial statements pertaining to the proposed Transferee certified by an officer, partner or owner thereof, and any other information required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Each time Tenant requests Landlord’s consent to a proposed Transfer, whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, as additional rent hereunder, Tenant shall pay to Landlord Two Thousand Dollars ($2,000.00) for Landlord’s out-of-pocket review and processing fees, and, in addition, Tenant shall reimburse Landlord for any reasonable out-of-pocket legal fees incurred by Landlord in connection with Tenant’s proposed Transfer. In no event shall Landlord be obligated to consider a consent to any proposed assignment of this Lease which would assign less than the entire Leased Premises. Any attempted Transfer made without Landlord’s prior consent shall be wholly void and shall constitute a breach of this Lease.

15.2     Landlord’s Consent. Subject to Landlord’s rights in Section 15.3 below, Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

(a)     The Transferee is of a character or reputation or engaged in business which is not consistent with the quality of the Building and/or the Project;

(b)     The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

(c)     The Transferee is either a governmental agency or instrumentality thereof;

(d)     The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

(e)     The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

(f)     The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Project a right to cancel its lease;

(g)     The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right);

(h)     Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (A) occupies space in the Project at the time of the request for consent (B) is negotiating with Landlord to lease space in the Project at such time, or (C) has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice;

(i)     either the Transfer or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or its Affiliates; or

(j)     the proposed Transferee is or has been involved in litigation with Landlord or any of its Affiliates.

If Landlord consents to any Transfer pursuant to the terms of this Section 15.2 (and does not exercise any of its rights under Section 15.3 below), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Leased Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 15.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (A) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 15.2, or (B) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 15 (including Landlord’s right under Section 15.3 below).

15.3     Landlord’s Right to Sublet or Assume. Landlord shall have the option to exclude from the Leased Premises covered by this Lease (“recapture”), the space proposed to be sublet or subject to the assignment, effective as of the proposed commencement date of such sublease or assignment. If Landlord elects to recapture, Tenant shall surrender possession of the space proposed to be subleased or subject to the assignment to Landlord on the effective date of recapture of such space from the Leased Premises. Effective as of the date of recapture of any portion of the Leased Premises pursuant to this section, the Base Rent and Tenant’s Share of Computed Operating Expenses shall be adjusted accordingly.

15.4     Limitation on Profit Rental. In the event Tenant enters into a Transfer, Tenant shall pay to Landlord fifty percent (50%) of the Profit Rental, if any, received from the Transferee, as it is received. “Profit Rental” shall be calculated by deducting from the amount received by Tenant from the Transferee on account of the Transfer, the sum of (i) the amounts payable to Landlord by Tenant pursuant to this Lease for the Subject Space which has been Transferred, (ii) the reasonable planning and improvement allowances provided by Tenant to the Transferee in connection with such Transfer, and (iii) the reasonable attorneys’ fees and brokerage commissions paid by Tenant in connection with such Transfer.

15.5     Continuing Obligations. No Transfer, even with Landlord’s consent, shall relieve Tenant of its obligations to pay the Rent and to perform all of the other obligations to be performed by Tenant under this Lease, unless the subtenant or assignee is Landlord pursuant to Section 15.3. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any subsequent Transfer, and Tenant shall offer to sublet or assign to Landlord pursuant to Section 15.3 prior to requesting consent for any subsequent Transfer.

15.6     Corporations and Partnerships. Except as expressly set forth in Rider 1 (if at all), a sale by Tenant of all or substantially all of its assets shall constitute a Transfer for purposes of this Lease. Except as expressly set forth in Rider 1 (if at all), if Tenant is a corporation or limited liability company, then any assignment or transfer of this Lease by merger, consolidation or liquidation, or any change in ownership of or power to vote of a majority of its outstanding voting stock or membership interests shall, in Landlord’s reasonable discretion, constitute a Transfer for purposes of this Lease. Except as expressly set forth in Rider 1 (if at all), if Tenant is a partnership, then any change in the identity of the general partners having an aggregate interest in the partnership exceeding fifty percent (50%) shall, in Landlord’s reasonable discretion, constitute a Transfer for purposes of this Lease.

15.7     Assumption and Attornment. If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant arising from and after the date of the assignment hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of the assignment. Upon the effective date of (i) an assignment to the Permitted Transferee or (ii) any Permitted Transfer, Tenant shall be released from further liability under the Lease arising from and after the effective date of such assignment. If Tenant shall sublease the Leased Premises as permitted herein, Tenant shall, at Landlord’s option, within fifteen (15) days following any request by Landlord, obtain and furnish to Landlord the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord and will pay all subrent directly to Landlord.

15.8     Prohibited Transfers. Notwithstanding anything in this Lease to the contrary, Tenant shall not enter into any lease, sublease, license, concession or other agreement for the use, occupancy or utilization of the Leased Premises or any portion thereof that provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the property leased, subleased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales). Any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of any part of the Leased Premises.

16.     Tenant’s Default.

16.1     Definition. The occurrence of any of the following shall constitute default and breach of this Lease by Tenant:

(a)     Any failure by Tenant to pay when due any Rent or any other monetary sums required to be paid thereunder, and such failure continues for a period of five (5) days after notice of such non-payment is delivered by Landlord to Tenant; provided, however, that Tenant shall not be entitled to more than two (2) notices of a delinquency in a monetary obligation during any 12-month period, and if thereafter any Rent is not paid when due, an event of default shall be considered to have occurred even though no notice thereof is given.

(b)     Tenant abandons the Leased Premises, or vacates the Leased Premises and fails to pay Rent to Landlord when due and owing in accordance with the terms of this Lease.

(c)     Any failure by Tenant to observe and perform any other provisions of this Lease to be observed or performed by Tenant within thirty (30) days after notice thereof has been provided to Tenant by Landlord, or if performance is not possible within said period, any failure of Tenant to commence performance within said period and to diligently prosecute such performance to completion.

(d)     Intentionally creating or permitting to be created a nuisance which shall not be abated within five (5) days after written notice thereof from Landlord.

(e)     If Tenant, or any guarantor of Tenant’s obligations under this Lease (“Guarantor”), admits in writing that it cannot meet its obligations as they become due; or is declared insolvent according to any law; or assignment of Tenant’s or Guarantor’s property is made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or Guarantor or its property; or the interest of Tenant or Guarantor under this Lease is levied on under execution or other legal process; or any petition is filed by or against Tenant or Guarantor to declare Tenant bankrupt or to delay, reduce or modify Tenant’s debts or obligations; or any petition is filed or other action taken to reorganize or modify Tenant’s or Guarantor’s capital structure, if Tenant or Guarantor is a corporation or other entity; any such levy, execution, legal process or petition filed against Tenant or Guarantor shall not constitute a breach of this Lease provided Tenant or Guarantor shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within sixty (60) days from the date of its creation, service or filing.

(f)     The taking of this Lease or Tenant’s interest therein under writ of execution.

16.2     Interest on Unpaid Sums. If any Rent, or any other monetary sum required to be paid thereunder by Tenant to Landlord, is not paid within five (5) days of when due, such sum shall accrue interest from the date due until received at the rate (the “Interest Rate”) which is the lower of (i) the highest rate permitted by applicable law or (ii) eighteen percent (18%) per annum.

16.3     Remedies. In the event of any such default or breach by Tenant, Landlord may at any time thereafter, without limiting Landlord in the exercise of any other right or remedy which Landlord may have:

(a)     Without terminating this Lease, reenter and attempt to relet or take possession pursuant to legal proceedings and remove all persons and property from the Leased Premises. In such event, Landlord may, from time to time, make such alterations and repairs as may be necessary in order to relet the Leased Premises or any part thereof for such term or terms (which may be for a term extending beyond the Lease Term) and at such rental or rentals and upon such other terms and conditions as Landlord, in its reasonable discretion, may deem advisable. Upon each such reletting, all rentals received by Landlord from such reletting shall be applied: first, to the payment of any costs and expenses of such reletting, including brokerage fees and attorneys’ fees; second, to the payment of any indebtedness other than Rent due thereunder from Tenant to Landlord; third, to the payment of Rent due and unpaid thereunder; and the residue, if any, shall be held by Landlord and applied to payment of future rent as the same may become due and payable thereunder. If such rentals received from such reletting during any month be less than that to be paid during that month by Tenant thereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the Rent herein reserved, Actions to collect amounts due by Tenant to Landlord as provided in this Section 16.3(a) may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Lease Term. No such reentry or taking possession of the Leased Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach. No such alteration of locks or other security devices and no removal or other exercise of dominion by Landlord over Tenant’s Property or others at the Leased Premises shall be deemed unauthorized or constitute a conversion of the Leased Premises or the property of Tenant therein or termination of the Lease, Tenant hereby consenting, after any Tenant default, to the aforesaid exercise of dominion over Tenant’s property within the Leased Premises. All claims for damages by reason of such reentry and/or repossession and/or alteration of locks or other security devices are hereby waived, as are all claims for damages by reason of any distress warrant, forcible detainer proceedings, sequestration proceedings or other legal process. Tenant agrees that any reentry by Landlord may be pursuant to judgment obtained in forcible detainer proceedings or other legal proceedings or without the necessity for any legal proceedings, as Landlord may elect, and Landlord shall not be liable in trespass or otherwise.

(b)     WITHOUT TERMINATING THIS LEASE, DEMAND THAT ALL RENT PAYABLE BY TENANT UNDER THIS LEASE FOR THE REMAINDER OF THE LEASE TERM BE ACCELERATED AND IMMEDIATELY DUE AND OWING WITHOUT DISCOUNT. TENANT FULLY UNDERSTANDS THIS PROVISION AND AGREES TO RENDER PAYMENT OF THE AMOUNTS DESCRIBED IN THIS SECTION 16.3(b) IN FULL IF SO REQUESTED BY LANDLORD.

(c)     Terminate this Lease and Tenant’s right to possession, in which case Tenant shall immediately surrender possession. In addition to any other remedies which Landlord may have, it shall have the right to recover from Tenant: (i) the amount equal to any unpaid rent which has been earned at the time of such termination; (ii) as liquidated damages for loss of bargain, and not as a penalty, an amount equal to the excess, if any, of the aggregate amount of Rent and other charges which are Tenant’s obligation to pay under this Lease for the remainder of the stated term over the aggregate of the then reasonable rental value of the Leased Premises under a lease substantially similar to this Lease for the remainder of the stated term, all of which amounts shall be discounted to present value at the passbook savings rate of U.S. Bank, a national banking association, or its successor, then in effect and shall be immediately due and payable; and (iii) all other damages and expenses which Landlord has sustained because of Tenant’s default, including reasonable attorneys’ fees, the cost of recovering the Leased Premises, brokerage commissions and advertising expenses incurred, and expenses of remodeling the Leased Premises or any portion thereof for a new tenant, whether for the same or a different use and any special concessions made to obtain a new tenant.

(d)     If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted, Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account of Tenant (and enter the Leased Premises for such purpose), and thereupon Tenant shall be obligated to, and hereby agrees, to pay Landlord, upon demand, all costs, expenses and disbursements (including reasonable attorneys’ fees) incurred by Landlord in taking such remedial action as additional rent.

(e)     No receipt of money by Landlord from Tenant after the termination of this Lease as herein provided shall reinstate, continue or extend the Lease Term or operate as a waiver of the right of Landlord to enforce the payment of Rent or other money when due by Tenant, or operate as a waiver of the right of Landlord to recover possession of the Leased Premises by proper remedy.

(f)     In addition to any other remedies Landlord may have at law or equity and/or under this Lease, Tenant shall pay upon demand all Landlord’s costs, charges and expenses, including reasonable fees of counsel, agents and others retained by Landlord, whether or not suit is filed, incurred in connection with the recovery under this Lease or for any other relief against Tenant.

(g)     All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

(h)     Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this Article 16; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations reasonably incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 16.3(h) shall survive the expiration or sooner termination of the Lease Term.

16.4     Late Charges. Tenant hereby acknowledges late payment by Tenant to Landlord of Rent and other sums due thereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Leased Premises. Accordingly, if any Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee when due, Tenant shall pay to Landlord a monthly late charge equal to five percent (5%) of the overdue amount for such month. The parties hereby agree such late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

17.     Landlord’s Default.

17.1     Notice to Landlord. Landlord shall in no event be charged with default in the performance of any of its obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days (or within such additional time as is reasonably required to correct any such default) after notice to Landlord by Tenant properly specifying wherein Landlord has failed to perform any such obligations.

17.2     Notice to Lienholder. Tenant shall, pursuant to Article 19 below, give notice to each Lienholder simultaneously with any notice given to Landlord to correct any default of Landlord as hereinabove provided. Any notice of default given Landlord shall be null and void unless simultaneous notice has been given to said Lienholder.

17.3     Landlord’s Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord (including any successor Landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project, and neither Landlord, nor any of the Landlord’s partners nor their respective officers, agents directors or employees shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

18.     Condemnation.

18.1     Effect of Taking. If the Leased Premises or any portion thereof are taken under the power of eminent domain, or sold by Landlord under the threat of the exercise of said power (all of which is herein referred to as “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever occurs first. If more than twenty-five percent (25%) of the floor area of the Leased Premises is taken by condemnation, Tenant may, at its option, terminate this Lease as of the date the condemning authority takes possession, by providing Landlord notice in writing of its intent to terminate not later than twenty (20) days after Landlord shall have notified Tenant of the taking. Failure of Tenant to so notify Landlord shall constitute Tenant’s agreement to continue the Lease in full force and effect as to the balance of the Leased Premises.

18.2     Rent Reduction. If the Lease is not fully terminated after any taking, then it shall remain in full force and effect as to the portion of the Leased Premises remaining; provided the Rent payable thereunder shall be reduced on an equitable basis, taking into account the relative value of the portion taken as compared to the portion remaining. Landlord shall, at its expense, restore the remaining portion to a complete unit of like quality and character as existed prior to the condemnation to the extent reasonably possible.

18.3     Awards. All awards for the taking of any part of the Leased Premises under the power of eminent domain shall be the property of Landlord, whether made as compensation for diminution of value of the leasehold or for the taking of the fee; provided, however, that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim is payable separately to Tenant.

19.     Subordination; Estoppel Certificates.

19.1     Subordination. Tenant covenants and agrees that this Lease is subject and subordinate to any mortgage, deed of trust, ground lease and/or security agreement which may now or hereafter encumber the Building, the Project, the Real Property, the Leased Premises or any interest of Landlord therein and/or the contents of the Building and to any advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extensions thereof. This Article 19 shall be self operative and no further instrument of subordination need be required by any owner or holder of any such ground lease, mortgage, deed of trust or security agreement. In confirmation of such subordination, Tenant shall, within ten (10) days after Landlord’s written request, execute and deliver any appropriate certificate or instrument that Landlord may reasonably request and in the event that Tenant fails to execute and deliver any such certificate or instrument within such ten day period following Landlord’s written request, Tenant hereby constitutes and appoints Landlord as Tenant’s attorney-in-fact to execute any such certificate or instrument for and on behalf of Tenant. In the event of the enforcement by any ground lessor, mortgagee, or holder of any security agreement (each, a “Successor Landlord”) of the remedies provided for by law or by such ground lease, mortgage, or security agreement, Tenant will automatically become the tenant of such Successor Landlord without any change in the terms or other provisions of the Lease; provided, however, that such Successor Landlord or successor in interest shall not be bound by (a) any payment of Rent for more than one (1) month in advance except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, (b) any amendment or modification of a term of this Lease, or any waiver of such term, made without the written consent of Lienholder, (c) any offset right that Tenant may have against any former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by a former Landlord that occurred before the date of attornment; (d) any obligation (i) to pay Tenant any sum(s) that any former Landlord owed to Tenant unless such sums, if any, shall have actually been delivered to Successor Landlord by way of an assumption of escrow accounts or otherwise; (ii) with respect to any security deposited with a former Landlord, unless such security was actually delivered to such Successor Landlord; or (iii) arising from representations and warranties related to a former Landlord; or (e) any consensual or negotiated surrender, cancellation, or termination of this Lease, in whole or in part, agreed upon between former Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of this Lease or consented to in writing by Successor Landlord or Lienholder. Upon request by such Successor Landlord, whether before or after the enforcement of its remedies, Tenant shall execute and deliver an instrument or instruments confirming and evidencing the attornment herein set forth, and Tenant hereby irrevocably appoints Landlord as Tenant’s agent and attorney-in-fact for the purpose of executing, acknowledging and delivering any such instruments and certificates. This Lease is further subject to and subordinate to all matters of record.

19.2     Mortgagee Protection Clause. Tenant will give the owners or holders of any ground lease, mortgage, deed of trust or security agreement (each, a “Lienholder”), by registered mail, a copy of any notice of default Tenant serves on Landlord, provided that Landlord or Lienholder previously notified Tenant (by way of notice of assignment of rents and leases or otherwise) of the address of Lienholder. Tenant further agrees that if Landlord fails to cure such default within the time provided for in this Lease, then Tenant will provide written notice of such failure to Lienholder and Lienholder will have an additional thirty (30) days within which to cure the default. Lienholder shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Lienholder agrees or undertakes otherwise in writing. If the default cannot be cured within the additional thirty (30) day period, then Lienholder will have such additional time as may be necessary to effect the cure if, within the thirty (30) day period, Lienholder has commenced and is diligently pursuing the cure (including without limitation commencing foreclosure proceedings if necessary to effect the cure).

19.3     Estoppel Certificate. Tenant agrees periodically to furnish within five (5) days after so requested by Landlord, any ground lessor or the holder of any mortgage or security agreement covering the Building, the Project, the Real Property, the Leased Premises or any interest of Landlord therein, a certificate signed by Tenant certifying such matters with respect to this Lease and Tenant’s occupancy of the Leased Premises as may be reasonably required by Landlord, such ground lessor or holder. Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, or mortgagee of the Building, the Project, the Real Property, the Leased Premises or any part thereof or interest of Landlord therein. If Tenant fails to execute and deliver such statement within five (5) days, then such failure shall be an event of default for which there shall be no cure or grace period. In addition to any other remedy available to Landlord, Landlord may impose a charge equal to $100.00 for each day that Tenant fails to deliver such statement and Tenant shall be deemed to have irrevocably appointed Landlord as Tenant’s attorney-in-fact to execute and deliver such statement.

20.     Quiet Enjoyment. Landlord agrees Tenant, upon paying Rent and other monetary sums due under this Lease and performing the covenants and conditions of this Lease, may quietly have, hold and enjoy the Leased Premises during the Lease Term, subject, however, to the provisions herein referring to subordination and condemnation.

21.     Force Majeure. Whenever Landlord or Tenant, as the case may be, shall be delayed or restricted in the performance of any obligation herein (including any obligation with respect to the provision of any service or utility or the performance of work or repairs, but excluding any payment obligation of Tenant) by reason of such party’s inability to obtain materials, services or labor required for such performance or by reason of any statute, law or regulation of a governmental entity, or by reason of any other cause beyond such party’s control, such party shall be entitled to extend the time for such performance by a time equal to the extent of the delay or restriction, and the other party shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby.

22.     General Provisions.

22.1     Transfer of Landlord’s Interest. In the event of a sale or conveyance voluntarily or involuntarily by Landlord of Landlord’s interest in the Leased Premises, Landlord shall be relieved from and after the date of such transfer of all liability accruing thereafter on the part of Landlord; provided, any funds in the hands of Landlord at the time of transfer in which Tenant has an interest shall be delivered to the successor of Landlord. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the transferee.

22.2     Captions. Article, section and paragraph captions are for convenience only and are not a part of this Lease and shall not be used for interpretation or construction of this Lease.

22.3     Time of Essence. Time is of the essence hereof.

22.4     Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

22.5     Modifications for Mortgagee. In the event any lending institution with whom Landlord has negotiated or shall hereafter negotiate for interim or permanent financing for the Project shall require a modification of this Lease as a condition to providing such financing, Landlord shall promptly provide written notice of the requirement to Tenant. If Tenant fails or refuses to make such modification within thirty (30) days after such notice, this Lease may be terminated by Landlord at any time prior to the Commencement Date; provided, however, Tenant shall not be required to make any modification which materially alters its rights and responsibilities under this Lease.

22.6     Entire Agreement. This Lease, along with any exhibits or attachments hereto, constitutes the entire agreement between the parties relative to the Leased Premises and there are no oral agreements or representations between the parties with respect to the subject matter hereof. This Lease supersedes and cancels all prior agreements and understandings with respect to the subject matter hereof. This Lease may be modified only in writing, signed by the parties in interest at the time of the modification.

22.7     Recording. This Lease shall not be recorded and any recordation shall be a breach under this Lease.

22.8     Waiver. The waiver by Landlord of the breach of any provision herein shall not be deemed a waiver of such provision. Acceptance by Landlord of any performance by Tenant after the time the same shall have become due shall not constitute a waiver by Landlord of the breach or default of any covenant, term or condition unless otherwise expressly agreed to by Landlord in writing.

22.9     [Intentionally Deleted].

22.10     Binding Effect; Choice of Law. Subject to any provisions hereof restricting assigning or subletting by Tenant and subject to the provisions for the transfer of Landlord’s interest, this Lease shall bind the parties, their successors and assigns. This Lease shall be governed by the laws of the State of Colorado.

22.11     Holding Over. If Tenant remains in possession of all or any part of the Leased Premises after the expiration of the Lease Term, with or without the consent of Landlord, such tenancy shall be from month-to-month only, and not a renewal hereof or an extension for any further term, on the same terms and conditions as provided herein, except only as to the term of this Lease; provided, however, during such period as a tenant from month-to-month, Tenant shall pay Base Rent at one and one-half times the rate payable for the month immediately preceding the date of termination of this Lease and, in addition, Tenant shall reimburse Landlord for all damages (consequential as well as direct) sustained by it by reason of Tenant’s occupying the Leased Premises past the termination date.

22.12     Entry by Landlord. Landlord and its agents shall have the right to enter the Leased Premises at all reasonable times upon prior notice (except in the case of emergency, in which case no notice shall be required) for the purpose of examining or inspecting the same, to supply janitorial services and any other services to be provided by Landlord or Tenant thereunder, to show the same to prospective purchasers of the Project and make such alterations, repairs, improvements or additions to the Leased Premises or to the Building of which they are a part as Landlord may deem necessary or desirable, Tenant shall permit Landlord to show the Leased Premises to prospective tenants during the last six (6) months of the Lease Term or any renewal thereof. If Tenant shall not be personally present to open and permit an entry into the Leased Premises at any time when such entry by Landlord is necessary or permitted thereunder, Landlord may enter by means of master key without liability to Tenant except for any failure to exercise due care for Tenant’s property, and without affecting this Lease. If, during the last month of the Lease Term, Tenant shall have removed substantially all of its property from the Leased Premises, Landlord may immediately enter and alter, renovate and redecorate the Leased Premises without elimination or abatement of rent or incurring liability to Tenant for any compensation.

22.13     Corporate Authority. If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and this Lease is binding upon said corporation in accordance with its terms. Tenant hereby confirms that it is not in violation of any executive order or similar governmental regulation or law which prohibits terrorism or transactions with suspected or confirmed terrorists or terrorist entities or with persons or organizations that are associated with, or that provide any form of support to, terrorists. Tenant further hereby confirms that Tenant shall comply throughout the Lease Term with all governmental laws, rules or regulations governing transactions or business dealings with any suspected or confirmed terrorists or terrorist entities, as identified from time to time by the U.S. Treasury Department’s Office of Foreign Assets Control or any other applicable governmental entity.

22.14     Authorities for Actions and Notices. Except as herein otherwise provided, Landlord may act in any matter provided for herein by and through its building manager, or through any other person who may from time to time be designated by Landlord in writing. All notices or demands required or permitted to be given hereunder shall be in writing, and shall be deemed duly served upon (a) two days after being deposited in the United States Mail, with proper postage prepaid, certified or registered, return receipt requested, (b) hand delivery, (c) one day after being deposited with Federal Express, DHL Worldwide Express or another reliable overnight courier service, and addressed to Landlord at the address set forth in Section 3 of the Summary or Tenant, at the address set forth in Section 5 of the Summary, or at such other place as such party may designate from time to time.

22.15     Real Estate Broker. Tenant represents Tenant has dealt directly and only with the real estate brokers or agents specified in Section 11 of the Summary (“Brokers”) in connection with this Lease, and insofar as Tenant knows, no other broker negotiated or participated in the negotiations of this Lease, or submitted or showed the Leased Premises, or is entitled to any commission in connection herewith. Tenant agrees to indemnify and defend Landlord against and hold Landlord harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of Tenant’s dealings with any real estate broker or agent other than the Broker(s).

22.16     Parking; Vehicle Charging Stations.

(a)     Parking. Tenant shall have the right to use, free of parking charges, up to the number of unreserved surface parking passes set forth in Section 12 of the Summary throughout the Lease Term in the Building’s surface parking facility located adjacent to the Building (the “Parking Facility”). Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility and upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Landlord specifically reserves the right to change the size, configuration, design, layout, location and all other aspects of the Parking Facility and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Parking Facility or relocate Tenant’s parking passes to other parking structures and/or surface parking areas within a reasonable distance of the Leased Premises. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord Any parking tax or other charges imposed by governmental authorities in connection with the use of such parking shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord far all such taxes and/or charges within ten (10) days after Landlord’s demand therefor. In the event that Landlord, in its sole discretion, elects to provide Reserved Parking Spaces to Tenant, Tenant shall have the right, but not the obligation to use the Reserved Parking Spaces at the Prevailing Marking Rent. “Prevailing Parking Rate” means base rates being charged from time to time by Landlord or its parking operator to other tenants for similar parking rights without consideration of any discounts; provided, however, in no event shall the Prevailing Parking Rate exceed the rates being charged in Comparable Buildings for comparable parking rights.

(b)     Vehicle Charging Stations. As of the Effective Date, the parking facility includes eighteen (18) vehicle charging stations (collectively, the “Charging Stations”). So long as the Charging Stations exist and are in operation in the Project, Tenant and its employees shall have the non-exclusive right, subject to the terms and conditions of this Lease, to use the Charging Station in common with other tenants of the Project. As a condition to each users use of the Charging Stations, each user of the Charging Stations shall pay the fee established by Landlord from time to time. Landlord and Tenant acknowledge and agree that the costs and expenses incurred by Landlord in connection with the operation, maintenance, repair and insuring of the Charging Stations shall be including in Operating Expenses. Tenant’s and its Responsible Parties’ use of the Charging Stations shall be subject to the Rules and Regulations and such other reasonable rules and regulations as Landlord may impose from time to time. Without limiting the foregoing, Tenant shall, and shall cause its Responsible Parties to, use the Charging Stations and the corresponding parking spaces (A) only for the electronic charging of motor vehicles and (B) only for the amount of time prescribed by Landlord from time to time.

22.17     Signage. Except as expressly set forth in the Rider 1 (if at all), Tenant shall not inscribe, paint, affix or otherwise display any sign, advertisement, notice or other display on any portion of the Project (including, without limitation, the inside or outside of the Building) without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion; provided, however, Tenant may, without Landlord’s consent, and at Tenant’s sole cost and expense, install customary office signage and other wall hangings in the Leased Premises provided that such signage is not visible from the exterior of the Building or from any interior Common Area. Landlord may immediately remove, at Tenant’s sole cost and expense, any sign, decoration or advertising material that violates this Section.

22.18     Patriot Act Compliance.

(a)     Pursuant to United States Presidential Executive Order 13224 (the “Executive Order”), U.S. companies are required to ensure that they do not transact business with persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorists acts and those identified on the list of Specifically Designated Nationals and Blocked Persons (the “List”), generated by the Office of Foreign Assets Control of the U.S. Department of Treasury. The names or aliases of these persons or entities (each, a “Blocked Person”) are updated from time to time. Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall result in the delay of services contemplated by this Lease. If it is determined that Tenant, or any Tenant Principal, is a Blocked Person, this Lease shall be terminated.

(b)     Tenant represents and warrants to Landlord that (a) neither Tenant nor any person or entity that directly owns ten percent (10%) or greater equity interest in Tenant or any of Tenant’s officers, directors or managing members (each, a “Tenant Principal”) is a person or entity (a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the office of Foreign Assets Control (“OFAC”) of the Department of the U.S. Treasury (including those named on the List) or under the Executive Order, or other governmental action and (ii) that throughout the Lease Term, Tenant shall comply with the Executive Order.

(c)     The provisions of this Section 22.18 shall survive termination of this Lease.

22.19     Jury Trial; Attorneys’ Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

22.20     Counterparts. This Lease may be executed in two or more duplicate originals. Each duplicate original shall be deemed to be an original hereof.

22.21     Facsimile/.pdf signatures. This Lease may be executed by facsimile and/or .pdf signatures which shall be binding as originals on the parties hereto.

22.22     Submission; No Option. Submission of this Lease for examination or signature by Tenant does not constitute a commitment or option for Lease, and it is not effective as a Lease or otherwise until execution and delivery by both Landlord and Tenant.

[signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the Effective Date.

LANDLORD:
EOS DEVELOPMENT 1 LLC, a Delaware limited liability company
By:	Eos Development Holding LLC, a Delaware limited liability company its sole member
	By:	Hines Eos Associates Limited Partnership, a Texas limited partnership its managing member
		By:	Hines Eos GP LLC, a Delaware limited liability company its general partner
			By:	Hines Interests Limited Partnership, a Delaware limited partnership its sole member
			By:	Hines Holdings, Inc., a Texas corporation its general partner

By:

Name:

Title:

TENANT:
GREATBATCH LTD., a New York corporation

By:	/s/ Thomas J. Hook

Name:	Thomas J. Hook

Title:	CEO

***If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. This Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

SIGNATURE PAGE

EXHIBIT “A”

LEGAL DESCRIPTION

LOT 2, INTERLOCKEN FILING NO. 23, EXCEPT THAT PORTION CONVEYED TO DEPARTMENT OF TRANSPORTATION, STATE OF COLORADO, BY WARRANTY DEED RECORDED JUNE 29, 2012 UNDER RECEPTION NO. 2012007873, CITY AND COUNTY OF BROOMFIELD, STATE OF COLORADO.

[The remainder of this page intentionally left blank]

EXHIBIT “A” – PAGE 1

EXHIBIT “B”

FLOOR PLAN OF LEASED PREMISES

[to be attached]

EXHIBIT “B” – PAGE 1

EXHIBIT “C”

COMMENCEMENT DATE MEMORANDUM

EOS DEVELOPMENT 1 LLC, a Delaware limited liability company (“Landlord”), and GREATBATCH LTD., a New York corporation (“Tenant”), have entered into a certain Office Lease dated as of November 25, 2015 (the “Lease”).

WHEREAS, Landlord and Tenant wish to confirm and memorialize the Commencement Date and Expiration Date of the Lease as provided for in Section 2.3 of the Lease;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and contained in the Lease, Landlord and Tenant agree as follows:

1.     Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Lease.

2.     Tenant commenced beneficial occupancy of the Leased Premises (i.e. first received access to Leased Premises for any purpose, including but not limited to constructing improvements or undertaking other Tenant Work, prior to the Commencement Date) on [*].

3.     The Commencement Date (as defined in the Lease) of the Lease is [*].

4.     The Expiration Date (as defined in the Lease) of the Lease is [*].

5.     Tenant hereby confirms the following:

(a)	That it has accepted possession of the Leased Premises pursuant to the terms of the Lease;

(b)	That the Rentable Area of the Leased Premises is [*]; and

(c)	That the Lease is in full force and effect.

6.     Except as expressly modified hereby, all terms and provisions of the Lease are hereby ratified and confirmed and shall remain in full force and effect and binding on the parties hereto.

7.     The Lease and this Commencement Date Memorandum contain all of the terms, covenants, conditions and agreements between the Landlord and the Tenant relating to the subject matter herein. No prior other agreements or understandings pertaining to such matters are valid or of any force and effect.

[signature page follows]

EXHIBIT “C” – PAGE 1

IN WITNESS WHEREOF, Landlord and Tenant have executed this Commencement Date Memorandum as of [*], 201[*].

LANDLORD:
EOS DEVELOPMENT 1 LLC, a Delaware limited liability company
By:	Eos Development Holding LLC, a Delaware limited liability company its sole member
	By:	Hines Eos Associates Limited Partnership, a Texas limited partnership its managing member
		By:	Hines Eos GP LLC, a Delaware limited liability company its general partner
			By:	Hines Interests Limited Partnership, a Delaware limited partnership its sole member
			By:	Hines Holdings, Inc., a Texas corporation its general partner

			By:	[EXHIBIT – DO NOT SIGN]

Name:

Title:

TENANT:
GREATBATCH LTD., a New York corporation

By:	[EXHIBIT – DO NOT SIGN]

Name:

Title:

EXHIBIT “C” – PAGE 2

EXHIBIT “D”

RULES AND REGULATIONS

1.

No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed, printed or affixed on or to any part of the outside or inside of the Building without prior written consent of Landlord, and Landlord shall have the right to remove any such sign, placard, picture, advertisement, name and notice without notice to and at the expense of Tenant. At all times and at its sole discretion, Landlord shall have the express right to control signage outside or inside the Building.

2.

No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord and all moving of same into or out of the Building shall be done at such time and in such manner as Landlord shall designate. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord shall not be responsible for loss of or damage to any such safe or property from any cause and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant.

3.

The sidewalks, halls, passages, entrances, stairways, elevators and other common areas shall not be obstructed by any tenants, their agents or employees, or used by them for any purpose other than ingress and egress to and from their offices. Tenant shall cooperate with Landlord in maintaining the good order and cleanliness of all such common areas.

4.	Tenant shall not disturb the occupants of this or adjoining buildings by use of any television, radio or musical instrument, making loud or disruptive noises or creation of offensive odors.

5.

No cooking shall be done or permitted by Tenant in the Leased Premises; provided, however, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Leased Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and/or other tenants. The Leased Premises shall not be used for storage of merchandise, washing clothes, lodging or any improper, objectionable or immoral purpose.

6.

Tenant shall not use or keep in the Leased Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord.

7.

Tenant shall not bring any animals or birds into the Building and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes.

8.

No additional lock or locks shall be placed by Tenant on any door in the Building without prior written consent of Landlord. A reasonable number of keys to the Leased Premises and to the restrooms shall be furnished by Landlord, and neither Tenant nor its agents or employees shall have any duplicate key made. At termination of tenancy, Tenant shall promptly return all keys to offices, restrooms or vaults to Landlord.

9.	Tenant shall give Landlord access to the Leased Premises and to all locked areas at all reasonable times for the purpose of inspecting and maintaining the same.

10.

The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant, or its employees or invitees, whoever shall have caused it.

EXHIBIT “D” – PAGE 1

11.

Tenant shall not employ any person other than the janitor of Landlord for the purpose of cleaning the Leased Premises without prior written consent of Landlord, and without Landlord’s consent, no person or persons shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

12.	Canvassing, soliciting and peddling in or about the Building are prohibited.

13.	No window shades, blinds, screens or draperies shall be attached or detached by Tenant without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

14.

With the exception of normal office decorations reasonably approved by Landlord, Tenant shall not mark upon, paint signs upon, cut, drill into, drive nails or screws into, or in any way deface the walls, ceiling, partitions or floors of the Leased Premises or the Building, and any defacement, damage or injury caused by Tenant, its agents or employees, shall be paid for by Tenant.

15.	Tenant shall comply with all Building security procedures as may from time to time be put into effect by Landlord.

16.

For the purpose of providing utilities and services, the Building’s normal business hours shall be 7 a.m. to 6 p.m., Monday through Friday; and, provided that Tenant has requested Saturday service at least twenty-four (24) hours in advance, 8 a.m. to 1 p.m. Saturday; Sunday and Holidays excluded.

17.

Prior to leaving the Building, Tenant shall make certain the doors of the Leased Premises are closed and securely locked, all water faucets or water apparatus are entirely shut off, and all electricity shall likewise be carefully shut off, so as to prevent waste or damage, and for any default or carelessness Tenant shall make good all injuries sustained by other tenants, occupants, the Building or Tenant.

18.	Tenant shall at all times cooperate with Landlord in preserving a first-class image for the Building.

19.

Neither Tenant nor any of its contractors, agents, employees, invitees or visitors shall smoke in the Leased Premises, in the Building or in any other portion of the Real Property which is not designated as an area in which smoking is permitted.

20.

Landlord reserves the right to make such reasonable additions and amendments to these Rules and Regulations as in its judgment may from time to time be needful and desirable for the safety, security, care, efficiency and cleanliness of the Building and the preservation of good order therein.

[The remainder of this page intentionally left blank]

EXHIBIT “D” – PAGE 2

EXHIBIT “E”

ENVIRONMENTAL MANAGEMENT PLAN

(a)     Tenant shall use proven energy and carbon reduction measures, including energy-efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades on the south side of the Building to avoid overheating the Leased Premises; turning off lights and equipment at the end of the work day; and purchasing ENERGY STAR® qualified equipment, including but not limited to lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines; purchasing products certified by the U.S. EPA’s Water Sense® program.

(b)     All fixtures and accessories shall be in compliance with the EPAct of 1992. Tenant shall limit flow rates to .5 gpm for lavatory and multipurpose faucets and 1.5 gpm for kitchen faucets (at 80 psi). Tenant shall limit flow rates to 1.25 gpm for showerheads (at 80 psi). Tenant shall limit maximum flush volume to 1.28 gallons for toilets and .13 gpm for urinals.

(c)     Tenant shall install occupancy sensors to reduce energy consumption by switching off light fixtures in unoccupied areas. Tenant will install dual-level lighting throughout the Leased Premises.

(d)     Any rebalancing of the climate control system necessitated by the installation of partitions, equipment or fixtures by Tenant or by any use of the Leased Premises not in accordance with the design standards of such system and/or this Environmental Management Plan shall be performed by Landlord at Tenant’s sole cost and expense.

(e)     Tenant acknowledges Landlord’s intention, but not its obligation, to achieve and maintain the following specific targets for the building:

(i)     electricity use averaging not greater than 6 watts per square foot of Rentable Area of the Building per year (Kwh/sf/yr); and

(ii)     indoor carbon dioxide (CO2) levels compared to outdoor CO2 levels of not greater than 1,000 parts per million (PPM) measured in accordance with the American Society of Heating, Refrigerating and Air-Conditioning Engineers (ASHRAE) standards 62.1-2007 or equivalent standards as it may be amended from time to time.

(f)     In the event that any governmental authority imposes a resource reduction target on the Building for any utility or resource otherwise than as set forth in paragraph (e) above, then this Environmental Management Plan shall be deemed amended so as to stipulate such resource reduction target and all changes required to be made by Landlord or this Environmental Management Plan (or which are necessitated as a result of such mandatory resource reduction target) shall be deemed to be included and permitted, as the case may be, pursuant to the provisions of this Environmental Management Plan and the Lease.

(g)     All tenant loads shall be sub-metered.

EXHIBIT “E” – PAGE 1

(h)     Sustainable Construction Rules & Regulations:

(i)     Recycle Mercury Lamps.

(1)     All mercury containing lamps must be returned to the Building Management for recycling prior to demolishing any space or area within the building.

(ii)     Low VOC Requirements.

(1)     All adhesives and sealants must have VOC content less than the current VOC content limits of South Coast Air Quality Management District (SCAQMD) Rule #1168, or sealants used as fillers meet or exceed the requirements of the Bay Area Air Quality Management District Regulation 8, rule 51.

(2)     All paints and coatings must have VOC emissions not exceeding the VOC and chemical component limits of Green Seal’s Standard GS-11 requirements.

(3)     All anti-corrosive and anti-rust coatings must comply with Green Seal Standard GS-03.

(4)     All other coatings must comply with (SCAQMD) Rule #1133

(5)     All composite panels and agrifiber products must exclude any added urea formaldehyde resins. (Phenol formaldehyde is acceptable.)

(iii)     Construction Purchasing.

(1)     Build-outs must strive to achieve sustainable purchasing of 50% of total purchases by cost covering materials for facility renovations, demolitions, refits and new construction additions.

(iv)     Construction Waste Management.

(1)     Build-outs must document Construction Waste Recycling of the following materials; Concrete, Wood, Paper Cardboard, Steel, Ceiling Grid, Light Fixtures, Gypsum Board, Doors, Ceiling Tile and Lamps. The goal for this building is the re-use, salvage, or recycle 75% of waste created by all construction events totaled at the end of the year.

(v)     Construction Indoor Air Quality Guidelines.

(1)     Contractor must work with Building Management to implement a Construction Indoor Air Quality Plan that allows the Sheet Metal and Air Conditioning Contractors’ National Association (SMACNA) IAQ guidelines for occupied buildings under construction prior to initiating their build-out.

[The remainder of this page intentionally left blank]

EXHIBIT “E” – PAGE 2

EXHIBIT “F”

TENANT CONSTRUCTION AGREEMENT

[attached]

EXHIBIT “F” – PAGE 1

EXHIBIT “G”

[RESERVED]

EXHIBIT “G” – PAGE 1

RIDER 1

ADDITIONAL PROVISIONS

THIS RIDER 1 TO LEASE (this “Rider 1”) is attached to and made a part of that certain Office Lease dated as of November 25, 2015 (the “Lease”), by and between EOS DEVELOPMENT 1 LLC, a Delaware limited liability company (“Landlord”) and GREATBATCH LTD., a New York corporation (“Tenant”), for the Leased Premises described in the Lease.

23.     Rider 1.

23.1     Rider 1. Capitalized terms used in this Rider 1 shall have the meanings set forth in the Lease, except as otherwise specified herein and except for terms capitalized in the ordinary course of punctuation. This Rider 1 forms a part of the Lease. Should any inconsistency arise between this Rider 1 and any other provision of the Lease as to the specific matters which are the subject of this Rider 1, the terms and conditions of this Rider 1 shall control. All of the rights, options and concessions set forth in this Rider 1, if any, are personal to the Tenant first named above (together with any assignee that assumes the Lease pursuant to a Permitted Transfer, “Original Tenant”), and may only be exercised and/or utilized by Original Tenant (and not any assignee, sublessee or other transferee of Original Tenant’s interest in the Lease). All references to “Tenant” in this Rider 1 shall mean Original Tenant only. Time is of the essence of this Rider 1.

24.     Tenant Allowance; The Tenant Work; The Multi-Tenant Corridor Work.

24.1     The Tenant Allowance. Landlord shall, subject to the terms and conditions of this Lease and the Tenant Construction Agreement, provide Tenant with an improvement allowance (the “Tenant Allowance”) in an amount equal to (i) $646,250.00 (based on $50.00 per rentable square foot of the Leased Premises). The Tenant Allowance shall, except as otherwise expressly set forth in the Tenant Construction Agreement, be used solely for the purpose of contributing towards the costs of the design, engineering and construction of real property improvements in the Leased Premises.

24.2     The Tenant Work. The Tenant Work (as defined in the Tenant Construction Agreement) shall be performed in accordance with the Tenant Construction Agreement. Tenant shall, as part of the Tenant Work, perform all work required to complete the Leased Premises to a finished condition ready to open for Tenant’s business. Tenant shall cause the Tenant Work to be designed, engineered and constructed in a good and workmanlike manner, free of any defects, liens or other encumbrances, and in accordance with the terms and conditions of the Lease (including, without limitation, the Construction Rules and Regulations), the Tenant Construction Agreement and all applicable Laws. Tenant shall be responsible for any Excess Costs (as defined in the Tenant Construction Agreement).

24.3     The Multi-Tenant Corridor Work. In addition to the Tenant Work, Tenant shall cause Tenant’s Architect (as defined in the Tenant Construction Agreement) to include the design of the work required to extend the multi-tenant corridor on the south side of the Leased Premises (the “Multi-Tenant Corridor Work”) on the Tenant Space Plan (as defined in the Tenant Construction Agreement). Tenant’s Contractor shall complete the Multi-Tenant Corridor Work using building standard finishes in accordance with the Tenant Space Plan. Landlord shall, within thirty (30) days after receipt of invoices from Tenant accompanied by contracts, receipts and other back-up documentation reasonably requested by Landlord, reimburse Tenant for the actual and reasonable expenses of completing the Multi-Tenant Corridor Work.

24.4     Deadline for Use. Notwithstanding anything in this Lease or the Tenant Construction Agreement to the contrary, Tenant shall cause the Tenant Allowance to be used on or before October 31, 2016 (the “Deadline for Use”). If Tenant fails to cause the Tenant Allowance to be utilized on or before the Deadline for Use, Landlord shall have no obligation to provide any remaining portion of the Tenant Allowance to Tenant.

24.5     Limitations. Notwithstanding anything in this Lease to the contrary, Landlord shall have no obligation to provide or disburse all or any portion of the Tenant Allowance so long as an event of default is continuing under this Lease.

RIDER “1” – PAGE 1

25.     Abated Rent Period; Controllable Expenses.

25.1     Abated Rent Period. Tenant’s obligation to pay Base Rent and Operating Expenses for the Leased Premises shall be abated during the first six months of the Lease Term, commencing as of the Commencement Date and ending on and including the date that is six (6) months after the Commencement Date (the “Abated Rent Period”). Such abatement shall apply to Base Rent and Operating Expenses payable under the Lease during the Abated Rent Period. Base Rent and Operating Expenses for any calendar month in which the Abated Rent Period expires shall be prorated based upon a thirty (30) day month, and all such Base Rent and Operating Expenses shall be due and payable for the actual days that elapse during the remainder of the month in which the Abated Rent Period expires. The abatement of Base Rent and Operating Expenses set forth in this Rider 1 is expressly conditioned on Tenant’s performance of all of its obligations and responsibilities under the Lease throughout the Lease Term, and the amount of the abated Base Rent and Operating Expenses is based in part on the amount of Base Rent due under the Lease for the Lease Term. Accordingly, if Tenant breaches the Lease at any time during the Lease Term and such breach is not cured within the applicable cure period, then the amount of Rent which would otherwise have been due and payable during the Abated Rent Period (based upon the monthly Rent due during the month immediately following the Abated Rent Period) shall immediately become due and payable by Tenant as additional rent. The payment by Tenant of all abated Rent shall not limit or affect any of Landlord’s other rights and remedies under the Lease, or at law or in equity.

25.2     Controllable Expenses.

(a)     Controllable Operating Expenses. “Controllable Operating Expenses” means all Operating Expenses, excluding expenses relating to (i) Tax Expenses, (ii) utilities, (iii) insurance, (iv) snow, ice and debris removal, (v) security, (vi) other weather-related costs (including extraordinary landscaping maintenance costs resulting from infestation, storms, drought and other severe weather); (vii) costs to comply with changes in Laws, (viii) other expenses not within Landlord’s reasonable control.

(b)     Cap On Controllable Operating Expenses. Notwithstanding anything in the Lease to the contrary, Landlord agrees that, commencing on January 1, 2017, in no event shall Controllable Operating Expenses for any Calendar Year after the 2016 Calendar Year increase by more than five percent (5%) in excess of Controllable Operating Expenses for the immediately preceding Calendar Year, on a compounding and cumulative basis. However, any increases in Operating Expenses not recovered by Landlord due to the foregoing limitation shall be carried forward into succeeding Calendar Years during the Lease Term (subject to the foregoing limitation) until fully recouped by Landlord. By way of example only, and without limitation, if Controllable Operating Expenses were $100.00 in 2016, then the total Controllable Expenses that could be included in Operating Expenses in 2017 would be $105.00, for 2018 the amount would be $110.25, for 2019 the amount would be $115.76, and so on. In the preceding example, if Controllable Operating Expenses in both 2018 and 2019 were $112.00, then Landlord could include only $110.25 in Operating Expenses in 2018, but $113.75 (the Controllable Operating Expenses plus the carry-forward from 2017) in 2019.

RIDER “1” – PAGE 2

26.     Permitted Transfer.

26.1     Permitted Transfer. Notwithstanding anything in Article 15 of the Lease to the contrary, and provided there is no event of default under the Lease continuing beyond any applicable notice from Landlord and Tenant’s failure to cure such event of default within any applicable cure period provided under the Lease, Tenant shall have the right, without the prior written consent of Landlord, to (a) assign the Lease to an Affiliate (as defined below), to an entity created by merger, reorganization or recapitalization of or with Tenant, or to a purchaser of all or substantially all of Tenant’s assets; (b) assign this Lease to QIG GROUP, LLC, a Delaware limited liability company (the “Permitted Transferee”) following the date that the Permitted Transferee meets an aggregate tangible net worth (exclusive of goodwill), computed in accordance with generally accepted accounting principles, in excess of $50,000,000.00 (collectively, the “Net Worth Minimum Amount”); or (c) sublease the Leased Premises or any part thereof to an Affiliate (each, a “Permitted Transfer”); provided, however, that (i) the assignee is a reputable entity of good character and except for the Permitted Transferee, shall have, immediately after giving effect to such assignment, an aggregate net worth (computed in accordance with GAAP) at least equal to $100,000,000.00, (ii) no later than fifteen (15) days prior to the effective date of the Permitted Transfer, Tenant shall give notice to Landlord which notice shall include the full name and address of the assignee or subtenant, and a copy of all agreements executed between Tenant and the assignee or subtenant with respect to the Leased Premises or part thereof, as may be the case, (iii) no later than fifteen (15) days after the effective date of the Permitted Transfer, the assignee or sublessee shall provide the documentation required pursuant to Section 15.7 of the Lease, and (iv) within ten (10) days after Landlord’s written request, provide such reasonable documents or information which Landlord reasonably requests for the purpose of substantiating whether or not the Permitted Transfer is to an Affiliate or is otherwise in substantial accordance with the terms and conditions of this Rider 1. Tenant shall not have the right to perform a Permitted Transfer, if, as of the date of the effective date of the Permitted Transfer, an event of default is continuing beyond any applicable notice from Landlord and Tenant’s failure to cure such event of default within any applicable cure period provided under the Lease. In the event that Tenant elects to assign this Lease to the Permitted Transferee, Tenant shall, within ten (10) days after Landlord’s written request, provide such reasonable documents or information which Landlord reasonably requests for the purpose of substantiating whether or not the Tenant has satisfied the Net Worth Minimum Amount, including without limitation, a financial statement certified by an executive officer of Tenant setting forth and demonstrating the amount of Tenant’s net worth. This certification shall be made under oath and state that the executive officer has read the statement, knowns the contents thereof and that the contents are true and correct.

26.2     Definitions. In addition to the terms elsewhere defined in the Lease, the following terms shall have the following meanings with respect to the provisions of the Lease:

(a)     “Affiliate” shall mean any Person (as defined below) which is currently owned or controlled by, owns or controls, or is under common ownership or control with Tenant.

(b)     “control” means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power at all times to direct or cause the direction of the management and policies of the controlled Person.

(c)     “Person” means an individual, partnership, trust, corporation, firm or other entity.

26.3     No Recapture or Excess Rent Rights. Landlord acknowledges and agrees that the terms and conditions of Sections 15.3 and 15.4 shall not apply to any Permitted Transfer.

RIDER “1” – PAGE 3

27.     Directory Board and Suite-Entry Signage.

27.1     Directory Board Signage. Landlord shall provide directory board signage on the Building directory board (the “Directory Board”) located in the lobby of the Building. Tenant shall be entitled to have its name located on the Directory Board (“Tenant’s Directory Board Signage”). The Directory Board may be static or electronic.

27.2     Suite-Entry Signage. Landlord shall building standard install suite-entry signage at or around the entrance to the Leased Premises, or in the common area elevator lobby of the floor on which the Leased Premises are located (“Tenant’s Suite-Entry Signage”).

27.3     Building Standard. In order to insure the consistent quality and appearance of the Building, the style, color and items to be used in the construction and installation of Tenant’s Directory Board Signage and Tenant’s Suite-Entry Signage shall be made in Landlord’s sole discretion.

27.4     Revisions. Any necessary revision to Tenant’s Directory Board Signage or Tenant’s Suite-Entry Signage will be made by Landlord, at Tenant’s sole cost and expense, within a reasonable time after written notice from Tenant of the change making the revision necessary.

28.     Option to Renew.

28.1     Grant of Option. Subject to the terms and conditions of this Rider 1, Tenant shall have one (1) option to renew the Lease for an additional period of sixty (60) months (the “Renewal Term”). There shall be no additional renewal terms beyond the Renewal Term set forth herein. Tenant must exercise its option to extend the Lease by giving Landlord written notice (the “Option Exercise Notice”) of its election to do so no later than nine (9) months, and no earlier than twelve (12) months, prior to the expiration of the then-current Lease Term. Upon the timely giving of such notice, the Lease Term shall be deemed extended without the need for further act or deed of either party. If Tenant fails to timely deliver the Option Exercise Notice in strict accordance with this Rider 1 and the notice provisions of the Lease, then Tenant shall be deemed to have waived its extension rights, as aforesaid, and Tenant shall have no further right to renew the Lease.

28.2     Terms and Conditions of Option. The Renewal Term shall be on all the terms and conditions of the Lease and with the same concessions (e.g., free rent, tenant improvements and other lease inducements), in Comparable Buildings, as determined by Landlord in good faith and upon comparable lease transactions. The “Base Year” for purposes of calculating Operating Expenses for the Renewal Term shall be the actual Operating Expenses for the first year of the Renewal Term.

28.3     Market Rent. “Market Rent” means (a) the annual amount per square foot (exclusive of Operating Expenses) that a willing tenant would pay and a willing landlord would accept in arm’s length bona fide negotiations, for a renewal lease of premises of like quality on the same terms and conditions in Comparable Buildings for the specified period of time, and with the same concessions (e.g., free rent, tenant improvements and other lease inducements), as determined by Landlord in good faith and upon comparable lease transactions plus (b) the Operating Expenses, per square foot, for the first year of the Renewal Term, as reasonably estimated by Landlord.

RIDER “1” – PAGE 4

28.4     “Baseball Arbitration”. Within thirty (30) days following Landlord’s receipt of Tenant’s Option Exercise Notice, Landlord shall initially deliver to Tenant a designation of Market Rent (“Landlord’s Market Rent Designation”) and Landlord shall furnish data in support of such designation. Tenant shall have ten (10) business days (“Tenant’s Review Period”) after receipt of Landlord’s Market Rent Designation within which to accept such rental or to object thereto in writing. In the event Tenant fails to accept in writing Landlord’s Market Rent Designation, Tenant shall deemed to have objected, and Landlord and Tenant shall attempt to agree upon such Market Rent using their good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to Market Rent and such determination shall be submitted to “baseball” arbitration in accordance with subsections (b) through (f) below.

(a)     In the event that Landlord fails to timely generate the initial written notice of Landlord’s Market Rent Designation which triggers the negotiation period of this Section 28.4, then Tenant may commence such negotiations by providing the initial Market Rent notice, in which event Landlord shall have fifteen (15) days (“Landlord’s Review Period”) after receipt of Tenant’s notice of the proposed Market Rent within which to accept such proposal. In the event Landlord fails to accept in writing such Market Rent proposed by Tenant, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt in good faith to agree upon Market Rent using good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Landlord’s Review Period (which shall be, in such event, the “Outside Agreement Date” in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to the Market Rent and such determination shall be submitted to arbitration in accordance with subsections (b) through (f) below.

(b)     Landlord and Tenant shall meet with each other within five (5) business days after the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the Market Rent within one (1) business day after the exchange and opening of envelopes, then, within ten (10) business days after the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker who shall have been active over the 10-year period ending on the date of such appointment in the leasing of office projects in the Broomfield/Westminster Colorado commercial market area. Neither Landlord nor Tenant shall consult with such arbitrator as to his or her opinion as to Market Rent prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrator, taking into account the requirements of Section 28.3. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator, with a copy to the other party, within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of the Market Rent (“MR Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such MR Data.

(c)     The arbitrator shall, within thirty (30) days after his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent, and shall notify Landlord and Tenant of such determination.

(d)     The decision of the arbitrator shall be binding upon Landlord and Tenant.

(e)     If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Denver County District Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(f)     The cost of arbitration shall be paid by Landlord and Tenant equally.

28.5     Limitations; Termination of Option to Renew. Tenant shall not have the right to renew the Lease for any amount of space less than the entire Premises hereunder. In the event of any assignment or sublease of the Lease by Tenant, except for a Permitted Transfer, the option to renew shall be extinguished. The renewal option granted herein shall terminate as to the entire Premises upon the failure by Tenant to timely exercise its option to renew at the times and in the manner set forth in this Rider 1. Tenant shall not have the option to renew, as provided in this Rider 1, if, as of the date of the Option Exercise Notice, or as of the scheduled commencement date of the Renewal Term, (a) an Event of Default is continuing or (b) Landlord has given more than two (2) notices of default in any 12-month period for nonpayment of monetary obligations.

28.6     Self-Operative; Amendment to Lease. Notwithstanding the fact that, upon Tenant’s exercise of the herein option to renew, the renewal of the Lease Term shall be self executing, as aforesaid, the parties shall, within fifteen (15) days after Tenant’s exercise thereof, execute one or more amendments to the Lease reflecting such additional term.

RIDER “1” – PAGE 5

29.     Right of First Refusal.

29.1     Grant of Right of First Refusal. Subject to the terms and conditions of this Rider 1, Landlord hereby grants to Tenant a right of first refusal to lease all rentable space on the third (3rd) floor of the Building that is contiguous and adjacent to the Premises (the “First Refusal Space”). Notwithstanding the foregoing, such right of first refusal shall (a) commence only following the expiration or earlier termination of the initial lease (or leases, as the case may be) of the First Refusal Space, regardless of whether any such lease is executed prior to or after the Effective Date (including the expiration of any renewal, extension or expansion rights set forth in any such lease, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease) and (b) shall be subject and subordinate to the rights granted prior to the Effective Date to any other third-party (the “Superior ROFR Holder”) to lease such First Refusal Space. Tenant’s right of first refusal shall be on the terms and conditions set forth in this Section 29.

29.2     Procedure for Offer. If Landlord receives a bona fide written offer from an unaffiliated third party for the lease of all or any portion of the First Refusal Space (each, a “Bona Fide Offer”), and Landlord is willing to accept the Bona Fide Offer, Landlord shall give Tenant written notice (the “First Refusal Notice”) of the Bona Fide Offer, but only if the Superior ROFR Holder does not wish to lease such space. Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the First Refusal Space on the same terms and conditions of the Bona Fide Offer (collectively, the “Bona Fide Offer Terms”).

29.3     Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the space described in the First Refusal Notice, then within five (5) business days after delivery of the First Refusal Notice to Tenant, Tenant shall deliver written notice to Landlord of Tenant’s exercise of its right of first refusal with respect to the entire space described in the First Refusal Notice on the Bona Fide Offer Terms. Tenant must elect to exercise its right of first refusal, if at all, with respect to all of the space offered by Landlord to Tenant in the First Refusal Notice. Tenant may not elect to lease only a portion of the space offered in the First Refusal Notice, even if the space described in the First Refusal Notice comprises an area larger than the First Refusal Space or an area that does not comprise the entire First Refusal Space. If Tenant does not so notify Landlord within the 5-business day period, then Landlord shall be free to lease and/or re-lease all or any portion of the First Refusal Space from time to time to anyone to whom Landlord desires on any terms Landlord desires.

29.4     Other Terms and Conditions. Except as otherwise expressly set forth in the First Refusal Notice, Tenant shall take the First Refusal Space in its “AS IS” condition, and Landlord shall have no obligation for free rent, leasehold improvements or for any other tenant inducements for the First Refusal Space. Except as otherwise expressly set forth in the First Refusal Notice, the term of the Lease for the applicable portion of the First Refusal Space, and Tenant’s obligation to pay Rent for such First Refusal Space, shall commence upon the date of delivery of the First Refusal Space to Tenant and shall terminate on the date set forth in the First Refusal Notice.

29.5     Limitations. Tenant shall not have the right to lease the First Refusal Space, if, as of the date of the attempted exercise of any right of first refusal by Tenant, or as of the scheduled date of delivery of such First Refusal Space to Tenant, (a) an Event of Default is continuing or (b) Landlord has given more than two (2) notices of default in any 12-month period for nonpayment of monetary obligations.

29.6     Termination of Right of First Refusal. The right of first refusal granted herein shall terminate as to the entire First Refusal Space upon the failure by Tenant to timely exercise its right of first refusal with respect to the entire portion of the First Refusal Space as offered by Landlord in the First Refusal Notice.

29.7     Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall, within fifteen (15) days after Tenant’s exercise thereof, execute an amendment to the Lease for such First Refusal Space upon the terms and conditions as set forth in the First Refusal Notice and this Section 29

RIDER “1” – PAGE 6

30.     License Rights; Signage.

30.1     Grant of Signage License.

(a)     The Edgeview Drive Directional Sign License. Provided there is no then-existing uncured event of default beyond any applicable cure period under the Lease by Tenant, Landlord grants to Tenant a non-exclusive license (the “Edgeview Drive Directional Sign License”), for the Lease Term, for the purpose of operating, maintaining and repairing one (1) sign panel bearing only Tenant’s company name or logo (the “Edgeview Drive Directional Signage”) on the existing directional signage for the Building located in the southeast corner of the entrance to the Project near Edgeview Drive (the “Edgeview Drive Directional Signage”).

(b)     The Signage License; The Signage. The Edgeview Drive Directional Sign License is referred to herein as the “Signage License”. The Edgeview Drive Directional Signage, together with any related equipment, conduits, cables and materials to be located on any portion of the Signage License Area (as defined below), are sometimes referred to herein, collectively, as the “Signage”.

(c)     The Signage License Area. The actual location, size and design of the Signage shall be subject to Operational Requirements (as defined below) and to Landlord’s prior written approval, which approval shall not be unreasonably conditioned, delayed or withheld. The portions of the Project upon which the Signage is or will be located is referred to herein collectively as the “Signage License Area.”

30.2     Tenant’s License Property; The License Area. The Signage is referred to herein as the “Tenant’s License Property.” The Signage License Area is referred to herein as the “License Area.” The Signage License is referred to herein as a “License”. Landlord makes no representations or warranties with respect to the License Area, and Landlord shall have no liability of any kind or nature arising from or related to Tenant’s License Property. Tenant accepts the License Area in its “AS IS” condition.

30.3     Design and Installation.

(a)     Design. Tenant must obtain Landlord’s prior approval (which approval may be withheld or conditioned in Landlord’s reasonable discretion) as to the Plans (as defined below) and all aspects of the design and installation of Tenant’s License Property. At least 30 days prior to the date on which Tenant desires to begin installing Tenant’s License Property, Tenant will deliver to Landlord drawings and specifications (the “Plans”), detailing (i) proposed equipment locations and cable routes, (ii) dimensions, weight, and material composition, (iii) methods of installation, attachment, and delivery, (iv) aesthetic specifications concerning the appearance of Tenant’s License Property (including, without limitation, landscaping and Screening Devices (as defined below)), and (v) any other specifications as Landlord may reasonably require. Tenant will be responsible for installing any electrical outlets necessary to provide electricity to Tenant’s License Property. Tenant agrees that Landlord may require certain aesthetic specifications concerning the appearance of Tenant’s License Property. Without limiting the foregoing, Landlord may, as condition to Landlord’s approval of all or any portion of Tenant’s License Property, require that Tenant install, at Tenant’s sole cost and expense, screens, fences, walls or other screening devices to visually screen Tenant’s License Property (collectively, “Screening Devices”), which Screening Devices shall consist of only new materials and equipment at least equal in quality to the materials existing as of the Effective Date; provided, however, that Screening Devices need only be consistent with the minimum requirements established by Operational Requirements. Landlord’s approval of Plans will not constitute a representation by Landlord that Plans comply with any Operational Requirements. If the Tenant Work includes the installation of any of Tenant’s License Property, then any approvals given by Landlord pursuant to the Work Letter shall be deemed to be Landlord’s approval of those Plans that were reviewed and approved by Landlord as part of the Tenant Work.

(b)     Installation. Installation of Tenant’s License Property shall be performed (i) at the sole cost of Tenant (provided that Tenant shall have the right to use the Tenant Allowance for the payment of such costs), (ii) by a contractor reasonably approved by Landlord (provided, however, if any portion of Tenant’s License Property is to penetrate the Building’s roof, the roof membrane or any specialty stone or building material, then all such penetrations shall be made, at Tenant’s expense, by Landlord’s designated contractor(s)), (iii) in a good and workmanlike manner, and (iv) in accordance with all Plans, Operational Requirements, and reasonable construction rules of Landlord.

RIDER “1” – PAGE 7

30.4     Electricity; Increases in Expenses. Tenant shall be solely responsible for and shall pay as Additional Rent under the Lease all charges for the electricity consumed (if any) by Tenant’s License Property. If the installation or operation of Tenant’s License Property increases taxes, insurance premiums, or any other cost of operating or owning the Project, Tenant will pay such increases as part of Additional Rent under the Lease. Tenant will pay all taxes assessed against or attributable to Tenant’s License Property.

30.5     Permits and Operational Requirements. Prior to commencing the installation of Tenant’s License Property, Tenant shall, at Tenant’s sole cost and expense, obtain each and every permit required in connection with Tenant’s License Property, including, without limitation, approvals required by Operational Requirements. Landlord shall, at no cost to Landlord, use reasonable efforts to assist Tenant in obtaining the necessary permits and approvals. Landlord makes no representations or warranties with respect to zoning or any other Operational Requirements. “Operational Requirements” means the following, as the same may be amended from time to time: (i) all Laws (including Environmental Laws), (ii) requirements of Landlord’s insurance carriers, the electricity provider for the Project, and any property owners’ association or similar body (including, without limitation, any requirements imposed by the Interlocken Design Guidelines and Covenants), and (iii) the technical standards of the Building and the Rules and Regulations.

30.6     Operation and Repair of Tenant’s License Property. Tenant shall, at Tenant’s sole cost and expense, (a) cause Tenant’s License Property and the installation, maintenance, operation, and removal of Tenant’s License Property to comply with the Operational Requirements, (b) maintain Tenant’s License Property in a good and safe condition, and in such a manner so as not to conflict or interfere with the use of other facilities installed in the Project, (c) keep the License Area free from all trash and debris resulting from Tenant’s operations, and (d) repair all damage to the License Area arising from Tenant’s operations.

30.7     Alterations. Tenant shall not make any material alterations, improvements or additions to Tenant’s License Property or the License Area without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

30.8     Surrender and Removal. Upon the expiration or earlier termination of the Lease, Tenant’s License Property shall be removed by Tenant in accordance with the terms and conditions of Section 9.3 of the Lease.

30.9     Indemnities; Insurance. The License Area will be considered to be part of the Leased Premises solely for the purposes of any indemnity, waiver, or obligation to defend contained in the Lease or of any insurance policy carried by Tenant. Tenant shall insure Tenant’s License Property in accordance with the Lease.

30.10     Repair and Maintenance of the License Area. Tenant acknowledges and agrees that Landlord may from time to time inspect, repair, replace or maintain the License Area or parts thereof, or install additional improvements or fixtures on the License Area. To the extent that Tenant’s License Property needs to be dismantled, relocated, repaired or replaced in conjunction with such repairs, Landlord shall have no liability in connection therewith, including, without limitation, any interruption of availability of the License Area; provided, however, Landlord shall use commercially reasonable efforts to minimize interference with, or disruption of, Tenant’s License Property.

[signature page follows]

RIDER “1” – PAGE 8

IN WITNESS WHEREOF, Landlord and Tenant have executed this Rider 1 as of the date of the Lease.

LANDLORD:
EOS DEVELOPMENT 1 LLC, a Delaware limited liability company
By:	Eos Development Holding LLC, a Delaware limited liability company its sole member
	By:	Hines Eos Associates Limited Partnership, a Texas limited partnership its managing member
		By:	Hines Eos GP LLC, a Delaware limited liability company its general partner
			By:	Hines Interests Limited Partnership, a Delaware limited partnership its sole member
			By:	Hines Holdings, Inc., a Texas corporation its general partner

By:

Name:

Title:

TENANT:
GREATBATCH LTD., a New York corporation

By:	/s/ Thomas J. Hook

Name:	Thomas J. Hook

Title:	CEO

RIDER “1”

SIGNATURE PAGE

Office Lease

Eos at Interlocken

[Greatbatch Ltd.]

ASSIGNMENT AND ASSUMPTION OF LEASE

(Broomfield, Colorado Lease)

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) dated as of March 14, 2016 (the “Effective Date”), is made by and between GREATBATCH LTD., a New York corporation with its principal place of business located at 10000 Wehrle Drive, Clarence, New York 14031 (“Assignor”) and QIG GROUP, LLC, a Delaware limited liability company with its principal place of business located at 5830 Granite Parkway, Suite 1100, Plano, Texas 75024 (“Assignee”).

WHEREAS, pursuant to a certain Office Lease, dated December 2, 2015 (the “Lease Agreement”), between EOS DEVELOPMENT 1 LLC (“Landlord) and Assignor, Assignor leases from Landlord approximately 13,219 square feet of space in a building located at 105 Edgeview Drive, Broomfield, Colorado 80021, all as more fully described therein (the “Premises”);

WHEREAS, Assignor desires to assign to Assignee all of its right, title and interest in, under and to the Lease Agreement and Assignee desires to assume Assignor’s duties and obligations thereunder as provided herein;

NOW, THEREFORE, for one dollar and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

Section 1.     Assignor does hereby sell, assign, transfer, set over and convey unto Assignee, its successors and assigns, all of Assignor’s right, title and interest as tenant in and to the Lease Agreement, subject to all of the terms, conditions, obligations and restrictions contained in the Lease Agreement, to have and to hold the same for and during the remainder of the term thereof.

Section 2.     Assignee, for itself and for its successors and assigns, hereby accepts such assignment and hereby assumes Assignor’s obligations and liabilities incurred or accrued with respect to the Lease Agreement. Assignee will indemnify and hold Assignor harmless from any and all claims, losses, liabilities, costs or expenses, including attorneys’ fees and costs, suffered by or asserted against Assignor arising from the failure of Assignee to observe or perform any of the covenants, duties and obligations under the Lease Agreement.

Section 3.     This Assignment is to be binding upon and inures to the benefit of the parties hereto and their successors and assigns.

Section 4.     This Assignment may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which taken together will constitute but one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption of Lease to be executed and delivered as of the day and year first above written.

ASSIGNOR:

GREATBATCH LTD.

By:	/s/ Thomas J. Hook
Name: Thomas J. Hook
Title: President and Chief Executive Officer

ASSIGNEE:

QIG GROUP, LLC

By:	/s/ Scott F. Drees
Name: Scott F. Drees
Title: Chief Executive Officer

[Signature Page to Assignment and Assumption of Lease – Broomfield, Colorado Lease]